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Exhibit 10.33

EXECUTION VERSION

MASTER REPURCHASE AGREEMENT

Between:

Merrill Lynch Mortgage Capital Inc., as Buyer

and

Enspire Finance, LLC, as Seller

Dated as of February 18, 2004

i

EXHIBITS

SCHEDULE 1	Representations and Warranties Re: MH Loans
SCHEDULE 2	Existing Indebtedness
EXHIBIT I	Form of Confirmation Letter
EXHIBIT II	Form of Opinion Letter
EXHIBIT III	UCC Filing Jurisdictions
EXHIBIT IV	Form of Account Agreement
EXHIBIT V	Loan Schedule Fields
EXHIBIT VI	Loan File Documents
EXHIBIT VII	Underwriting Guidelines
EXHIBIT VIII	Seller's Officer's Certificate
EXHIBIT IX	Form of Servicer Notice
EXHIBIT X	Responsible Officers
EXHIBIT XI	Form of Section 7 Certificate

ii

MASTER REPURCHASE AGREEMENT

        This is a MASTER REPURCHASE AGREEMENT, dated as of February 18, 2004, between ENSPIRE FINANCE, LLC, a Delaware limited liability company (the "Seller") and MERRILL LYNCH MORTGAGE CAPITAL INC., a New York corporation (the "Buyer").

SECTION 1. APPLICABILITY

        From time to time the parties hereto shall enter into transactions in which the respective Seller agrees to transfer to Buyer MH Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the Seller such MH Loans at a date certain as described herein, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a "Transaction" and shall be governed by this Repurchase Agreement, unless otherwise agreed in writing.

SECTION 2. DEFINITIONS

        As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Repurchase Agreement in the singular to have the same meanings when used in the plural and vice versa)

        "1934 Act" shall mean the Securities and Exchange Act of 1934, as amended from time to time.

        "Acceptable SPV" shall mean a Person (established by Seller or any Guarantor) which issues Structured Securities Debt.

        "Accepted Servicing Practices" shall mean, with respect to any MH Loan, those servicing practices of prudent lending institutions which service loans of the same type as such MH Loan in the jurisdiction where the related Property is located.

        "Account Agreement" shall mean a collection account control agreement between the Seller, the Buyer, and a federally insured depository institution acceptable to Buyer in its sole discretion, substantially in the form of Exhibit IV attached hereto.

        "Additional Purchased MH Loans" shall mean Eligible MH Loans or cash provided by the Seller to Buyer or its designee pursuant to Section 4 of this Repurchase Agreement.

        "Affiliate" shall mean with respect to any Person, any "affiliate" of such Person, as such term is defined in the Bankruptcy Code.

        "Affiliate Guarantor" shall mean ARC Dealership Inc., a Colorado corporation.

        "Affiliate Guaranty" shall mean that certain Affiliate Guaranty of the Affiliate Guarantor, dated as of the date hereof, pursuant to which the Affiliate Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

        "Asset Value" shall mean with respect to each Eligible MH Loan, the applicable Purchase Price Percentage for the related Purchased MH Loan multiplied by the lesser of (a) the Market Value of such MH Loan and (b) the outstanding principal balance of such MH Loan.

        "Bailee Letter" shall have the meaning assigned to such term in the Custodial Agreement.

        "Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

        "Business Day" shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

        "Buyer" shall mean Merrill Lynch Mortgage Capital Inc., its successors in interest, assigns and participants.

        "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Repurchase Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

        "Cash Equivalents" shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or of any commercial bank having capital and surplus in excess of $100,000,000, (c) repurchase obligations of Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

        "Change in Control" shall mean:

          (A)  any transaction or event as a result of which the Parent Guarantor ceases to own, directly or indirectly 100% of the stock of the Seller;

          (B)  any transaction or event as a result of which the Parent Guarantor ceases to own, directly or indirectly 100% of the stock of the Affiliate Guarantor;

          (C)  any transaction or event as a result of which the REIT ceases to own, directly or indirectly at least 75% of the stock of the Parent Guarantor;

          (D)  the sale, transfer, or other disposition of all or substantially all of the Seller's or any Guarantor's assets (excluding any such action taken in connection with any securitization transaction); or

          (E)  the consummation of a merger or consolidation of Seller or any Guarantor with or into another entity or any other corporate reorganization, if more than 51% of the combined voting power of the continuing or surviving entity's stock outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not direct or indirect stockholders of the Seller or any Guarantor immediately prior to such merger, consolidation or other reorganization.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        "Collection Account" shall mean the account number 193343785 established with Bank One, NA subject to an Account Agreement, into which all Income shall be deposited on account of the Purchased MH Loans on and after the occurrence of a Default or an Event of Default.

        "Commitment Fee" shall mean (i) as of the closing, the product of (x) 1.00% per annum and (y) the Maximum Purchase Price; (ii) as of the first anniversary of the date hereof, the product of (x) 0.75% per annum and (y) the Maximum Purchase Price; (iii) as of the second anniversary of the date hereof, the product of (x) 0.50% per annum and (y) the Maximum Purchase Price; or (iv) as of the third anniversary of the date hereof, the product of (x) 0.25% per annum and (y) the Maximum Purchase Price.

        "Confidential Terms" shall have the meaning specified in Section 32 hereof.

        "Confirmation" shall mean a Confirmation Letter in the form of Exhibit I hereto.

        "Credit Agreement" shall mean that certain Credit Agreement dated as of February 18, 2004, among the Parent Guarantor, the REIT, the subsidiary guarantors thereto, lender parties thereto and Citicorp North America, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank One, NA and Citigroup Global Markets Inc.

        "Custodial Agreement" shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

        "Custodian" shall mean U.S. Bank National Association, or any successor thereto under the Custodial Agreement.

        "Debt-to-Income Ratio" shall mean the ratio of the required Monthly Payments under all debt of the Obligor to the monthly income of the Obligor.

        "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

        "Defaulting Party" shall have the meaning specified in Section 26(b) hereof.

        "Delinquent" shall mean, any Eligible MH Loan as to which any Monthly Payment, or part thereof, remains unpaid for more than 30 days from the original Due Date for such Monthly Payment.

        "Delinquent MH Loan" shall mean a MH Loan that is more than 29 days Delinquent but less than 60 days Delinquent.

        "Disbursement Agent" shall mean U.S. Bank National Association, its successors or assigns.

        "Disbursement Agreement" shall mean that certain Disbursement Agreement by and among the Disbursement Agent, the Buyer, the Seller and the Servicer, as the same may be amended from time to time.

        "Dollars" and "$" shall mean lawful money of the United States of America.

        "Due Date" shall mean the day of the month on which the Monthly Payment is due on an MH Loan, exclusive of any days of grace.

        "Due Diligence Review" shall mean the performance by Buyer of any or all of the reviews permitted under Section 27 hereof with respect to any or all of the MH Loans, as desired by the Buyer from time to time.

        "Effective Date" shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

        "Eligible MH Loan" shall mean an MH Loan which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement or any other MH Loan that may be subsequently added to this Repurchase Agreement by the mutual written agreement of Buyer and Seller.

        "ERISA" shall, with respect to any Person, mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

        "ERISA Affiliate" shall, with respect to any Person, mean any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which such Person is a member, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which such Person is a member.

        "Event of Default" shall have the meaning specified in Section 13.01 hereof.

        "Event of Insolvency" shall mean, for any Person:

        (a)   that such Person shall discontinue or abandon operation of its business; or

        (b)   that such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

        (c)   a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such event described in this clause (c) shall continue for sixty (60) days without having been dismissed or discharged; or

        (d)   the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

        (e)   that such Person shall become insolvent as that term is defined under the Bankruptcy Code and related bankruptcy law; or

        (f)    if such Person is a corporation, such Person, or any of their Subsidiaries, shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the actions set forth in the preceding clause (a), (b), (c), (d) or (e).

        "Event of Termination" shall, with respect to the Seller, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of the Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by the Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by the Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for the Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

        "Excluded Taxes" shall have the meaning provided in Section 7(b) hereof.

        "Exit Fee" shall have the meaning provided in Section 3(e) hereof.

        "Expenses" shall mean all present and future expenses incurred by or on behalf of the Buyer in connection with this Repurchase Agreement or any of the other Repurchase Documents and any amendment, supplement or other modification or waiver related hereto or thereto, whether incurred heretofore or hereafter, which expenses shall include the cost of title, lien, judgment and other record searches; attorneys' fees; and costs of preparing and recording any UCC financing statements or other filings necessary to perfect the security interest created hereby.

        "Fidelity Insurance" shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller's regulators.

        "Financial Statements" shall mean the consolidated financial statements of the Seller or any Guarantor prepared in accordance with GAAP for the year or other period then ended. Such financial statements will be audited, in the case of annual statements, by PricewaterhouseCoopers or such other independent certified public accountants approved by the Buyer (which approval shall not be unreasonably withheld).

        "First Payment Default" shall mean, with respect to an MH Loan, the failure of the Obligor to make the first Monthly Payment due under the MH Loan on or before its scheduled Due Date.

        "Fitch" shall mean Fitch Ratings, Inc., or any successor thereto.

        "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

        "Governmental Authority" shall mean the government of any nation or of the United States of America or of any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

        "Guarantee" shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

        "Guarantor" shall mean each of the Parent Guarantor and the Affiliate Guarantor.

        "High Cost Loan" shall mean an MH Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost," "threshold," "covered," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

        "Income" shall mean, with respect to any Purchased MH Loan at any time, any principal thereof then payable and all interest, dividends or other distributions payable thereon.

        "Indebtedness" shall mean, with respect to any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

        "Interest Rate Protection Agreement" shall mean, with respect to any or all of the Purchased MH Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Takeout Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Seller and an Affiliate of the Buyer, and acceptable to the Buyer.

        "IPO" shall mean the successful completion of an initial public offering of the shares of common stock of the REIT to raise a minimum of $400,000,000.

        "Late Payment Fee" shall mean the excess of the Price Differential paid as a result of its calculation at the Post-Default Rate over the Price Differential as would have been calculated at the Pricing Rate.

        "Law" shall mean, any law, treaty, rule or regulation or determination of an arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "LIBOR Period" shall mean, with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first LIBOR Period for each Transaction, from and including the related Purchase Date) to but excluding such Payment Date, unless otherwise agreed to by the Buyer and the Seller and set forth in the related Confirmation.

        "LIBOR Rate" shall mean, with respect to each day during the applicable LIBOR Period, the rate per annum equal to the one month British Bankers Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a on Bloomberg), as of 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of such LIBOR Period, and if such rate shall not be so quoted, or if the related LIBOR Period shall be less than one month, the rate per annum at which the Buyer or its Affiliate is offered dollar deposits at or about 8:00 a.m., New York City time, on the date two Business Days prior to the commencement of the such LIBOR Period, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month or such other period as agreed upon in writing by the Buyer and the Seller and in an amount comparable to the amount of the Transactions outstanding on such day.

        "Lien" shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

        "Lien Certificate" shall mean, with respect to any Manufactured Home, if applicable, an original certificate of title, certificate of lien or other notification issued by the Registrar of Titles of the applicable state to a secured party which indicates that the Lien of the secured party on the Manufactured Home is recorded on the original certificate of title.

        "Loan" shall have the meaning specified in the Loan and Security Agreement.

        "Loan and Security Agreement" shall mean that certain Master Loan and Security Agreement, between the Affiliate Guarantor and the Buyer in form and substance acceptable to Buyer in its sole discretion.

        "Loan Documents" shall mean, with respect to an MH Loan, the documents comprising the Loan File for that MH Loan.

        "Loan File" shall mean, with respect to an MH Loan, the documents and instruments relating to such MH Loan and set forth in Exhibit VI hereto.

        "Loan Schedule" shall mean with respect to any Transaction as of any date, a Loan Schedule in the form of a computer tape or other electronic medium generated by the Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit V attached hereto) relating to the Purchased MH Loans in a format acceptable to the Buyer.

        "Loan Schedule and Exception Report" shall have the meaning set forth in the applicable Custodial Agreement.

        "Loan-to-Value Ratio" or "LTV" shall mean a fraction, the numerator of which is the principal balance of the MH Loan (amount financed) and the denominator of which is the value of the related manufactured home (determined either through an appraisal or by reference to NADA Mobile/Manufactured Housing Appraisal Guide published by National Appraisal Guides, Inc., or any successor publication similarly recognized by the trade and approved by Buyer).

        "Manufactured Home" shall mean a unit of new, pre-owned or used manufactured housing consisting of a pre-fabricated manufactured home unit, or a mobile home, including all accessions thereto, securing the indebtedness of the Obligor under the related MH Loan, but in no event treated as real estate under applicable state law.

        "Margin Call" shall have the meaning specified in Section 4.

        "Margin Deadlines" shall have the meaning specified in Section 4.

        "Margin Deficit" shall have the meaning specified in Section 4.

        "Market Value" shall mean, as of any date with respect to any Purchased MH Loan, the price at which such Purchased MH Loan could readily be sold as determined by the Buyer in its commercially reasonable discretion based on Buyer's good faith business judgment. In the event that the Seller disagrees with the Market Value, Seller shall indicate to Buyer its disagreement and reasons therefor in writing. Notwithstanding the foregoing, the Seller shall be required to satisfy any Margin Call as required pursuant to Section 4 during the resolution of any dispute pursuant to this definition. If, after the Buyer and the Seller have made a good-faith effort to agree on the Market Value, Seller still disagrees with Buyer's determination of Market Value, Seller may, at its sole cost, comply with the following dispute resolution procedures. The Seller shall request a rating review from a Rating Agency of the applicable Purchased MH Loans (the "Contested MH Loans") and the overcollateralization levels required for the receipt of an "A+" rating (such review, a "Rating Review"). The asset value shall be determined by subtracting from the outstanding principal balance of the Contested MH Loans the overcollateralization levels required pursuant to the Rating Review, and such result shall be the "Rating Review Asset Value". In order to determine the "Rating Review Market Value", the Rating Review Asset Value shall be multiplied by the number that results from (A) one divided by (B) the weighted average Purchase Price Percentage applicable to the MH Loans. The Seller shall request bids for the Contested MH Loans from at least two dealers approved and identified in writing by the Buyer from time to time as experienced in pricing assets substantially similar to the MH Loans (the "Dealers"). For any bid to be eligible for use in calculating the Market Value (each, an "Eligible Bid"), it (i) must be received within five (5) Business Days following Buyer's receipt of Seller's notice of a dispute, and (ii) must be a bid at which the Seller provides evidence that there is a buyer ready to purchase MH Loans comparable to the Contested MH Loans in comparable amounts at such price (provided, that in obtaining such bid, the Seller shall not be required to commit to actually deliver and sell such comparable MH Loan to such buyer). The Buyer shall then calculate the mean of the two Eligible Bids received and the Buyer's own determination of Market Value (the "Bid Average") In the event that fewer than two Eligible Bids are received, the Buyer's Market Value determination shall be deemed the Bid Average. The Buyer shall, without limiting Buyer's rights under Section 4, then utilize the higher of the Rating Review Market Value and the Bid Average as the Market Value.

        With respect to the calculations above, Market Value in each case may be reduced to reflect any additional reduction as a result of the application of clauses (a) through (k) below. Without limiting the generality of the foregoing, the Seller acknowledges that the Market Value of a Purchased MH Loan may be reduced to zero by Buyer if:

        (a)   such Purchased MH Loan ceases to be an Eligible MH Loan;

        (b)   the Purchased MH Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Takeout Investor pursuant to a Bailee Letter) for a period in excess of 10 calendar days;

        (c)   such Purchased MH Loan is a Non-Performing MH Loan;

        (d)   such Purchased MH Loan when added to all other Purchased MH Loans causes the average outstanding principal balance of all Purchased MH Loans to be greater than $25,000;

        (e)   a First Payment Default occurs with respect to such Purchased MH Loan;

        (f)    the Buyer has determined in its commercially reasonable discretion that the Purchased MH Loan is not eligible for whole loan sale in a transaction consistent with the prevailing secondary market with respect to substantially similar MH Loans;

        (g)   such Purchased MH Loan contains a breach of a representation or warranty made by the Seller in this Repurchase Agreement or the Custodial Agreement;

        (h)   the Manufactured Home securing such Purchased MH Loan is not located in a manufactured housing community owned and managed by the Parent Guarantor or a Subsidiary thereof;

        (i)    when the Purchase Price for such Purchased MH Loan is added to other Purchased MH Loans, the aggregate Purchase Price for Purchased MH Loans secured by Manufactured Houses in the same state exceeds 20% of the aggregate outstanding Purchase Price of all Purchased MH Loans;

        (j)    when the Purchase Price for such Purchased MH Loan is added to other Purchased MH Loans, the aggregate Purchase Price of all Delinquent MH Loans that are Purchased MH Loans exceeds (i) prior to the date of the IPO, $2,000,000 and (ii) on or after the date of the IPO, $10,000,000; or

        (k)   such Purchased MH Loan is no longer serviced by the Servicer.

        "Material Adverse Effect" shall mean a material adverse change in, or a material adverse effect upon, (a) the (i) current or future operations, business or properties or (ii) condition (financial or otherwise), in each case, of Seller or any Guarantor; (b) the ability of Seller or any Guarantor to perform its obligations under any of the Repurchase Documents to which it is a party, or (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Buyer or any Affiliate under any of the Repurchase Documents, (e) the ability of the Seller or any Guarantor to make payment of any amounts payable under the Repurchase Documents, or (f) the Market Value of the Purchased MH Loans.

        "Maximum Purchase Price" shall mean (i) prior to the date of the IPO $45,000,000 and (ii) on or after the date of the IPO $225,000,000.

        "MH Contract" shall mean the installment loan agreement or retail installment sales contract by an Obligor evidencing indebtedness in connection with the financing of a Manufactured Home.

        "MH Loan" shall mean MH Paper which complies with the representations and warranties set forth on Schedule 1 to this Repurchase Agreement, which in no event shall include any loan which (a) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), (b) includes any single premium credit life or accident and health insurance or disability insurance, or (c) contains any term or condition, or involves any loan origination practice, that has been defined as "predatory", "covered" or "threshold" under applicable federal, state or local law, or which has been expressly categorized as an "unfair" or "deceptive" term, condition, or practice in any applicable federal, state or local law dealing with "predatory" or "high cost" lending (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for loans having high interest rates, points and/or fees). MH Loans are made under MH Contracts or MH Notes.

        "MH Loan Interest Rate" shall mean the annual rate of interest borne on an MH Note as set forth on the face thereof and/or as set forth in the related MH Contract.

        "MH Loan Transfer Agreement" shall mean the sale agreement under which a Qualified Originator transfers Eligible MH Loans to Seller.

        "MH Note" shall mean a note or other evidence of indebtedness of an Obligor secured by a Manufactured Home.

        "MH Paper" shall mean a non-securitized whole loan, which shall be a loan secured by a perfected first priority Lien on a Manufactured Home.

        "Monthly Payment" shall mean the scheduled monthly payment of principal and interest on an MH Loan.

        "Moody's" shall mean Moody's Investors Service, Inc. or any successors thereto.

        "More Favorable Period" shall have the meaning specified in Section 4.

        "Multiemployer Plan" shall mean, with respect to any Person, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

        "Net Income" shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

        "Nondefaulting Party" shall have the meaning specified in Section 26(b) hereof.

        "Non-Excluded Taxes" shall have the meaning set forth in Section 7(a) hereof.

        "Non-Exempt Buyer" shall have the meaning set forth in Section 7(h) hereof.

        "Non-Performing MH Loan" shall mean (i) any MH Loan for which any payment of principal or interest is more than fifty nine (59) days past due, (ii) any MH Loan with respect to which the related Obligor is in bankruptcy or (iii) any MH Loan with respect to which the related Property is in foreclosure.

        "Non-Utilization Fee" shall mean, for each calendar quarter, an amount equal to the product of (x) 0.10% per annum and (y) the excess if any of (I) the Maximum Purchase Price over (II) the average daily Purchase Price of the Purchased MH Loans during such calendar quarter.

        "Non-Utilization Threshold" shall mean (i) prior to the date of the IPO, $20,000,000 and (ii) on or after the date of the IPO $100,000,000.

        "Obligations" shall mean (a) any amounts due and payable by the Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Repurchase Documents; (b) for so long as the amounts and obligations referenced in clauses (a) and (c) of this definition are outstanding, all other obligations or amounts due and payable by the Seller to the Buyer or an Affiliate of Buyer under any other contract or agreement; and (c) all obligations or amounts due and payable by the Affiliate Guarantor to the Buyer under the Loan and Security Agreement.

        "Obligor" shall mean the obligor on a MH Note or MH Contract.

        "Other Taxes" shall have the meaning set forth in Section 7(c) hereof.

        "Parent Guarantor" shall mean Affordable Residential Communities LP, a Delaware limited partnership.

        "Parent Guaranty" shall mean that certain Parent Guaranty of the Parent Guarantor, dated as of the date hereof, pursuant to which the Parent Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder and the obligations of the Affiliate Guarantor under the Loan and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

        "Payment Date" shall mean the tenth (10th) day of each month, or if such date is not a Business Day, the Business Day immediately preceding the last day of the month.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Periodic Advance Repurchase Payment" shall have the meaning specified in Section 5(a).

        "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

        "Plan" shall mean, with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

        "Post-Default Rate" shall mean a rate equal to the sum of (a) the Pricing Rate plus (b) two percent (2.00%).

        "Prepaid MH Loan" shall have the meaning provided in Section 3(e) hereof.

        "Price Differential" shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

        "Pricing Rate" shall mean a rate per annum equal to the sum of (a) the LIBOR Rate plus (b) the Pricing Spread.

        "Pricing Spread" shall mean:

        (a)   with respect to Transactions the subject of which are MH Loans (other than Delinquent MH Loans), 3.00%; or

        (b)   with respect to Transactions the subject of which are MH Loans which are Delinquent MH Loans, 4.00%.

        "Prime Rate" shall mean the prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

        "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Purchase Date" shall mean the date on which Purchased MH Loans are transferred by Seller to the Buyer or its designee.

        "Purchased MH Loan Report" shall mean a report, delivered with each Transaction Request, on the last day of each month (or if such date is not a Business Day, the next preceding Business Day), or upon the request of the Buyer, including a Loan Schedule in the form of Exhibit V hereto, setting forth information with respect to the Purchased MH Loans (and MH Loans proposed to be the subject of a Transaction on the related Purchase Date, if applicable).

        "Purchased MH Loans" shall mean the MH Loans sold by the Seller to Buyer in a Transaction, and any Additional Purchased MH Loans as evidenced by a Confirmation and a Trust Receipt.

        "Purchase Price" shall mean,

        (a)   on the Purchase Date, the price at which each Purchased MH Loan is transferred by Seller to Buyer which shall equal the applicable Purchase Price Percentage multiplied by the lesser of (i) the Market Value of such MH Loan on the Purchase Date and (ii) the outstanding principal balance of the MH Loan; and

        (b)   thereafter, except where Buyer and Seller agree otherwise, such Purchase Price decreased by the amount of any cash, Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5 or credited to the Repurchase Price under Section 4(d) hereof.

        "Purchase Price Percentage" shall mean:

        (a)   with respect to each MH Loan (other than a Delinquent MH Loan), 75%; and

        (b)   with respect to each MH Loan which is a Delinquent MH Loan 60%.

        "Qualified Insurer" shall mean an insurance company duly authorized and licensed where required by law to transact insurance business.

        "Qualified Originator" shall mean Vanderbilt Mortgage and Financing, Inc., or another originator of MH Loans approved by Buyer in writing.

        "Rating Agency" shall mean any of S&P, Moody's or Fitch.

        "Records" shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased MH Loan. Records shall include any mortgages, the Loan Files, the credit files related to the Purchased MH Loan and any other instruments necessary to document or service an MH Loan.

        "Register" shall have the meaning set forth in Section 21 hereof.

        "Registrar of Titles" shall mean, with respect to any state, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles, Manufactured Homes and liens thereon.

        "REIT" shall mean Affordable Residential Communities Inc.

        "Regulations T, U and X" shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "REIT Distribution Requirement" shall mean distributions reasonably necessary for the REIT to maintain its REIT Status and not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

        "REIT Status" shall mean with respect to any Person, such Person's status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of the Code.

        "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .24, .26, .27 or .28 of PBGC Reg. § 4043.

        "Repurchase Agreement" shall mean this Master Repurchase Agreement between Buyer and the Seller, dated as of the date hereof as the same may be further amended, supplemented or otherwise modified in accordance with the terms hereof.

        "Repurchase Assets" shall have the meaning provided in Section 8 hereof.

        "Repurchase Date" shall mean the date on which the Seller is to repurchase the Purchased MH Loans subject to a Transaction from Buyer as specified in the related Confirmation, or if not so specified on a date requested pursuant to Section 3(d) or on the Termination Date, including any date determined by application of the provisions of Sections 3 or 14.

        "Repurchase Documents" shall mean this Repurchase Agreement, the Custodial Agreement, a Servicer Notice, if any, the Account Agreement, the Parent Guaranty and the Affiliate Guaranty.

        "Repurchase Price" shall mean the price at which Purchased MH Loans are to be transferred from Buyer or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the Price Differential as of the date of such determination reduced as set forth in Section 5(d).

        "Repurchased MH Loan" shall have the meaning provided in Section 3(e) hereof.

        "Requirement of Law" shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

        "Responsible Officer" shall mean an officer of the Seller listed on Exhibit X hereto, as such Exhibit X may be amended from time to time.

        "Reset Date" shall mean the last day of the related LIBOR Period.

        "Revolving Credit Facility Obligations" shall mean the obligations incurred under the Credit Agreement, as amended from time to time.

        "S&P" shall mean Standard & Poor's Ratings Services, or any successor thereto.

        "SEC" shall mean the Securities and Exchange Commission.

        "Section 4402" shall mean Section 4402 of Title 12 of the United States Code.

        "Section 7 Certificate" shall mean a certificate substantially in the form of Exhibit XI hereto.

        "Seller" shall mean Enspire Finance, LLC, or any successor in interest thereto.

        "Servicer" shall mean Vanderbilt Mortgage and Finance, Inc. or any successor or permitted assigns.

        "Servicer Notice" shall mean the notice acknowledged by the Servicer substantially in the form of Exhibit IX hereto.

        "Servicing Agreement" shall mean a servicing agreement entered into between the Seller and the Servicer, as the same may be amended from time to time.

        "Significant Deficit" shall have the meaning specified in Section 4.

        "Single-Employer Plan" shall mean a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

        "SIPA" shall mean the Securities Investor Protection Act of 1970.

        "Structured Securities Debt" shall mean any Indebtedness incurred by an Acceptable SPV, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of such Acceptable SPV, (ii) such Indebtedness is publicly issued Indebtedness of the Acceptable SPV and (iii) such Indebtedness is rated by at least one of the Rating Agencies.

        "Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

        "Takeout Commitment" shall mean a commitment of Seller to sell one or more MH Loans to a Takeout Investor, and the corresponding Takeout Investor's commitment back to Seller to effectuate the foregoing.

        "Takeout Investor" shall mean any institution which has made a Takeout Commitment and has been approved by Buyer.

        "Tangible Net Worth" shall mean, for any Person as of a particular date,

        (a)   all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP, less

        (b)   (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax charge.

        "Taxes" shall have the meaning set forth in Section 7(a) hereof.

        "Termination Date" shall mean February 18, 2008.

        "Termination Event" shall have the meaning set forth in Section 13.02 hereof.

        "Test Period" shall mean any period of three (3) consecutive months.

        "Transaction" shall have the meaning specified in Section 1.

        "Transaction Request" shall mean a request from the Seller to Buyer to enter into a Transaction.

        "Transferee" shall have the meaning set forth in Section 7(h) hereof.

        "Trust Receipt" shall have the meaning set forth in the Custodial Agreement.

        "Underlying Asset" shall mean a Manufactured Home with respect to an MH Contract.

        "Underwriting Analysis" shall mean the demographic and financial analysis and assessment of prospects or other comparable analysis prepared by the Seller or Parent Guarantor pertaining to those communities in which Manufactured Homes are located, the MH Paper with respect to which is subject to this Repurchase Agreement and such other information requested by Buyer, all in a form and substance acceptable to Buyer.

        "Underwriting Guidelines" shall mean the underwriting guidelines of the Parent Guarantor, attached hereto as Exhibit VII.

        "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

SECTION 3. INITIATION; TERMINATION

        (a)    Conditions Precedent to Initial Transaction.    Buyer's obligation to enter into the initial Transaction hereunder is subject to the satisfaction, prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from the Seller any fees and expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:

            (i)  The following Repurchase Documents delivered to the Buyer:

            (A)    Repurchase Agreement.    This Repurchase Agreement, duly executed by the parties thereto;

            (B)    Custodial Agreement.    The Custodial Agreement, duly executed by the parties thereto;

            (C)    Disbursement Agreement.    The Disbursement Agreement, duly executed by the parties thereto;

            (D)    Collection Account Control Agreement.    An Account Agreement, duly executed by the parties thereto in form and substance acceptable to the Buyer;

            (E)    Parent Guaranty.    The Parent Guaranty, duly executed by the parties thereto;

            (F)    Affiliate Guaranty.    The Affiliate Guaranty, duly executed by the parties thereto; and

            (G)    Servicing Agreement.    A Servicing Agreement, duly executed by the parties thereto.

          (ii)    Opinions of Counsel.

            (A)  An opinion or opinions of outside counsel to the Seller and the Guarantors, substantially in the form of Exhibit II, provided, that paragraph 5 thereof may be given by in-house counsel to the Seller and the Guarantors; and

            (B)  An opinion of Delaware counsel opining as to matters of the Seller with respect to Delaware law.

          (iii)    Seller Organizational Documents.    A certificate of corporate existence of the Seller delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of the Seller and of all corporate or other authority for the Seller with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by the Seller from time to time in connection herewith.

          (iv)    Guarantors' Organizational Documents.    A certificate of corporate existence of each Guarantor delivered to Buyer prior to the Effective Date (or if unavailable, as soon as available thereafter) and certified copies of the charter and by-laws (or equivalent documents) of each Guarantor and of all corporate or other authority for each Guarantor with respect to the execution, delivery and performance of the Repurchase Documents and each other document to be delivered by each Guarantor from time to time in connection herewith.

          (v)    Security Interest.    Evidence that all other actions reasonably necessary or, in the opinion of Buyer, reasonably desirable to perfect and protect Buyer's interest in the Purchased MH Loans and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

          (vi)    Underwriting Guidelines.    A true and correct copy of the Underwriting Guidelines certified by an officer of the Seller.

          (vii)    Insurance.    Evidence that Seller has added Buyer as an additional insured under the Seller's Fidelity Insurance.

          (viii)    Other Documents.    Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

        (b)    Conditions Precedent to all Transactions.    Upon satisfaction of the conditions set forth in the Section 3(b), the Buyer shall enter into a Transaction with Seller. Buyer's obligation to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

            (i)  Buyer shall have executed and delivered a Confirmation in accordance with the procedures set forth in Section 3(c);

           (ii)  No Termination Event, Default or Event of Default shall have occurred and be continuing under the Repurchase Documents;

          (iii)  Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Seller in Section 11 hereof, shall be true, correct and complete on and as of such Purchase Date for such Transaction in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

          (iv)  After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased MH Loans subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Purchase Price;

           (v)  After giving effect to the requested Transaction, the Asset Value of all Purchased MH Loans exceeds the aggregate Repurchase Price for such Transactions;

          (vi)  On or prior to 12:00 Noon (New York Time) one (1) day prior to the related Purchase Date, the Seller shall have delivered to the Buyer (a) a Transaction Request, and (b) a Purchased MH Loan Report, which report shall be posted on Intralinks or a substantially similar electronic transmission system protected by a password;

         (vii)  The Seller shall have delivered to the Custodian the Loan File with respect to each Purchased MH Loan and the Custodian shall have issued a Trust Receipt with respect to each such Purchased MH Loan to the Buyer;

        (viii)  The Buyer shall have received all fees and expenses of counsel to the Buyer as contemplated by Sections 15(b) and 27 which amounts, at the Buyer's option, may be withheld from the proceeds remitted by Buyer to the Seller pursuant to any Transaction hereunder;

          (ix)  None of the following shall have occurred and/or be continuing:

            (A)  an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by securities or mortgage loans; or

            (B)  the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any Rating Agency;

           (x)  Either the Underwriting Guidelines delivered pursuant to this Repurchase Agreement remain in effect unmodified, or any amendment or modification of such Underwriting Guidelines has been provided to, and approved by, Buyer; or

          (xi)  Each Transaction Request delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in this Section 3(b) (other than clause (ix) hereof) have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

        (c)    Initiation; Confirmation.

            (i)  The Seller shall deliver a Transaction Request to the Buyer on or prior to 12:00 Noon on the date one (1) Business Day prior to entering into any Transaction. Such Transaction Request shall include a Loan Schedule with respect to the MH Loans to be sold in such requested Transaction. Buyer shall confirm the terms of each Transaction by issuing a written confirmation to the Seller promptly after the parties enter into such Transaction in the form of Exhibit I attached hereto (a "Confirmation"). Such Confirmation shall set forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, (F) LIBOR Period and (G) additional terms or conditions not inconsistent with this Repurchase Agreement.

           (ii)  The LIBOR Period for each Transaction shall be one month, unless agreed to in writing by the Buyer.

          (iii)  Each Confirmation, together with this Repurchase Agreement, shall absent manifest error be conclusive evidence of the terms of the Transaction(s) covered thereby unless objected to in writing by the Seller or unless a corrected Confirmation is sent by Buyer, in either case no more than three (3) Business Days after the date the Confirmation was received by the Seller. An objection sent by Seller must state specifically that writing which is an objection, must specify the provision(s) being objected to by the Seller, must set forth such provision(s) in the manner that the Seller believes they should be stated, and must be received by Buyer no more than three (3) Business Days after the Confirmation was received by the Seller.

          (iv)  Subject to the terms and conditions of this Repurchase Agreement, during such period the Seller may sell, repurchase and resell Eligible MH Loans hereunder.

           (v)  In no event shall a Transaction be entered into when the Repurchase Date for such Transaction would be later than the Termination Date.

          (vi)  No later than 2:00 p.m., New York City time, three (3) Business Days prior to the requested Purchase Date, the Seller shall deliver to the Custodian the Loan File pertaining to each Eligible MH Loan to be purchased by the Buyer.

         (vii)  Subject to the provisions of this Section 3, the Purchase Price will then be made available to the Seller by the Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available.

        (d)    Repurchase.

            (i)  The Seller may repurchase Purchased MH Loans without penalty or premium, subject to the last sentence of this Section 3(d)(i) and subject further to Section 3(e) below, on any date. The Repurchase Price payable for the repurchase of any such Purchased MH Loan shall be reduced as provided in Section 5(d). If the Seller intends to make such a repurchase, the Seller shall give one (1) Business Day's prior written notice thereof to the Buyer, designating the Purchased MH Loans to be repurchased. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased MH Loans. If any Purchased MH Loan is repurchased on any date other than the Reset Date for such Transaction, the Seller shall pay to the Buyer any amount required to compensate such Buyer for any additional losses, costs or expenses which it may reasonably incur as a result of such repurchase, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Buyer to fund or maintain such Transaction.

           (ii)  On the Repurchase Date, termination of the Transaction will be effected by reassignment to the Seller or its designee of the Purchased MH Loans (and any Income in respect thereof received by Buyer not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer. Upon receipt of the Repurchase Price, Buyer shall execute all documents and take all actions reasonably necessary to transfer title to the Purchased MH Loans in Seller's name and assign all of Buyer's rights thereunder to Seller. The Seller is obligated to obtain the Loan Files from Buyer or its designee at the Seller's expense on the Repurchase Date.

        (e)    Exit Fee.

          The Seller agrees to pay to the Buyer an exit fee equal to 0.100% (the "Exit Fee") of the Purchase Price of each MH Loan purchased by the Buyer hereunder as of the date on which such MH Loan is repurchased by the Seller (each such MH Loan, a "Repurchased MH Loan"), each such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the account set forth in Section 9(a) hereof if the related Repurchased MH Loan (i) is placed in a transaction resulting in the issuance of securities backed in whole or in part by such Repurchased MH Loan and the Buyer or its Affiliate does not act as the lead underwriter or placement agent with respect to such transaction; or (ii) is sold in a whole loan transaction and the Buyer or its Affiliate is not the purchaser with respect to such transaction.

SECTION 4. MARGIN AMOUNT MAINTENANCE

        (a)   The Buyer shall determine the Market Value of the Purchased MH Loans on a weekly basis, or at such intervals as determined by the Buyer in its sole discretion.

        (b)   If at any time the aggregate Asset Value of all related Purchased MH Loans subject to all Transactions is less than the aggregate Repurchase Price for all such Transactions (a "Margin Deficit"), then Buyer may by notice to Seller (as such notice is more particularly set forth below, a "Margin Call"), require Seller to transfer to Buyer or its designee cash or Eligible MH Loans approved by the Buyer in its sole discretion ("Additional Purchased MH Loans") so that the aggregate Asset Value of the Purchased MH Loans, including any such cash or Additional Purchased MH Loans, will thereupon equal or exceed the aggregate Repurchase Price for all Transactions. If Buyer delivers a Margin Call to the Seller on or prior to 5:00 p.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased MH Loans to Buyer no later than 5 p.m. (New York City time) on the next Business Day. In the event the Buyer delivers a Margin Call to Seller after 5:00 p.m. (New York City time) on any Business Day, the Seller shall be required to transfer cash or Additional Purchased MH Loans no later than 5:00 p.m. (New York City time) on the second succeeding Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the "Margin Deadlines"). Notwithstanding the foregoing, in the event that the applicable Margin Deficit is greater than Five Million Dollars ($5,000,000) (such Margin Deficit, a "Significant Deficit"), the Margin Deadline set forth above shall apply with respect to Five Million Dollars ($5,000,000) and the balance of the Margin Deficit (i.e., the amount thereof in excess of Five Million Dollars ($5,000,000)) shall be satisfied by no later than 5:00 pm (New York City time) on the third Business Day following the date of the Margin Call; provided that no Event of Default has occurred and is continuing and provided further that the Seller shall demonstrate to Buyer's satisfaction that Seller has (A) an unsecured line of credit of at least $100,000,000 and (B) no event or circumstance has occurred thereunder which would, by the terms of the applicable agreement, prohibit Seller from borrowing or drawing money thereunder. The Seller agrees that should Seller incur secured Indebtedness pursuant to an agreement which by its terms provides for a margin deficit or other borrowing or collateral deficiency in excess of Five Million Dollars ($5,000,0000) to be satisfied within a shorter time period than set forth in the preceding sentence (such period, a "More Favorable Period"), the terms of this Repurchase Agreement shall be deemed automatically amended to provide that any Significant Deficit must be satisfied within the More Favorable Period contained in such agreement. The Seller further agrees to execute and deliver an amendment to this Repurchase Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto.

        (c)   Buyer's election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

        (d)   Any cash transferred to the Buyer pursuant to Section 4(b) above shall be credited to the Repurchase Price of the related Transactions.

SECTION 5. INCOME PAYMENTS

        (a)   Notwithstanding that Buyer and the Seller intend that the Transactions hereunder be sales to Buyer of the Purchased MH Loans, Seller shall pay to Buyer the accreted value of the Price Differential (less any amount of such Price Differential previously paid by the Seller to Buyer) plus the amount of any unpaid Margin Deficit (each such payment, a "Periodic Advance Repurchase Payment") on each Payment Date. No later than 5:00 p.m. (New York City time) one (1) Business Day prior to each Payment Date, the Buyer shall give Seller written or electronic notice of the amount of the Periodic Advance Repurchase Payment allocated to the Price Differential due on such Payment Date, provided, however, failure of the Buyer to give such notice shall not relieve the Seller of its obligation to pay the Periodic Advance Repurchase Payment. Notwithstanding the preceding sentence, if Seller fails to make all or part of the Periodic Advance Repurchase Payment by 5:00 p.m. (New York time) on any Payment Date, the Pricing Rate shall be equal to the Post-Default Rate until the Periodic Advance Repurchase Payment is received in full by Buyer.

        (b)   The Seller shall hold for the benefit of, and in trust for, Buyer all Income, including without limitation all Income received by or on behalf of the Seller with respect to such Purchased MH Loans. All Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller, any Affiliate of the Seller except as expressly permitted above. On each Payment Date, the Seller shall remit to the Buyer such portion of the Income as is necessary to satisfy the following obligations in the following order of priority:

            (i)  first, to the payment of all costs and fees payable by the Seller pursuant to this Repurchase Agreement;

           (ii)  second, any accrued and unpaid Price Differential; and

          (iii)  third, without limiting the rights of Buyer under Section 4 of this Repurchase Agreement, in the amount of any unpaid Margin Deficit.

          (iv)  After the occurrence of a Default or an Event of Default, the Seller shall deposit such Income in a deposit account (the title of which shall indicate that the funds therein are being held in trust for Buyer) (the "Collection Account") with a financial institution acceptable to Buyer and subject to the Account Agreement. All such Income shall be held in trust for Buyer, shall constitute the property of Buyer and shall not be commingled with other property of the Seller or any Affiliate of the Seller except as expressly permitted above. Funds deposited in the Collection Account during any month shall be held therein, in trust for the Buyer, until the next Payment Date.

        (c)   Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds in the Collection Account shall be withdrawn and applied as determined by the Buyer to satisfy the outstanding Obligations owed by the Seller to the Buyer.

        (d)   Buyer shall offset against the Repurchase Price of each such Transaction all Income and Periodic Advance Repurchase Payments actually received by Buyer pursuant to Section 5(a), excluding any Late Payment Fees paid pursuant to any Periodic Advance Repurchase Payments made at the Post-Default Rate pursuant to Section 5(a).

SECTION 6. REQUIREMENTS OF LAW

        (a)   If any Requirement of Law (other than with respect to any amendment made to the Buyer's certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by the Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i)  shall subject the Buyer to any tax of any kind whatsoever with respect to this Repurchase Agreement or any Transaction (excluding net income taxes branch profits taxes, franchise taxes or similar taxes imposed on the Buyer by the Governmental Authority under the laws of which the Buyer is organized or maintains a lending office, unless such Taxes are imposed as a result of such Buyer having executed, delivered or performed its obligations or received a payment under, or enforced, this Repurchase Agreement) or change the basis of taxation of payments to the Buyer in respect thereof;

           (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of the Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder;

          (iii)  shall impose on the Buyer any other condition;

and the result of any of the foregoing is to increase the cost to the Buyer, by an amount which the Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Seller shall promptly pay the Buyer such additional amount or amounts as calculated by the Buyer in good faith as will compensate the Buyer for such increased cost or reduced amount receivable.

        (b)   If the Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to the Buyer's certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Buyer or any corporation controlling the Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Buyer's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Buyer's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Buyer to be material, then from time to time, the Seller shall promptly pay to the Buyer such additional amount or amounts as will compensate the Buyer for such reduction.

        (c)   If the Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Buyer to the Seller shall be conclusive in the absence of manifest error.

SECTION 7. TAXES.

        (a)   Any and all payments by the Seller under or in respect of this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, "Taxes"), unless required by law. If the Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Repurchase Agreement to the Buyer, (i) the Seller shall make all such deductions and withholdings in respect of Taxes, (ii) the Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by the Seller shall be increased as may be necessary so that after the Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 7) such Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Repurchase Agreement, the term "Non-Excluded Taxes" are Taxes other than, in the case of the Buyer, Taxes that are imposed as a result of any present or former connection between the Buyer and the relevant taxing jurisdiction, unless such Taxes are imposed solely as a result of such Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Repurchase Agreement (in which case such Taxes will be treated as Non-Excluded Taxes).

        (b)   If on the date of the assignment pursuant to which a Buyer assignee becomes a party to this Repurchase Agreement, the Buyer assignor was entitled to payments under this Section 7, then, to such extent (and only to such extent), the term "Non-Excluded Taxes" shall include (in addition to Taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such Taxes, if any, applicable with respect to such Buyer assignee on such date. Any additional Taxes in respect of a Buyer that result solely and directly from a change in the principal office of such Buyer shall be treated as any Taxes other than Non-Excluded Taxes ("Excluded Taxes") unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 7(j) or otherwise as a result of a request therefor by the Seller.

        (c)   In addition, the Seller hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Repurchase Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Repurchase Agreement (collectively, "Other Taxes").

        (d)   The Seller hereby agrees to indemnify the Buyer, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable to Buyer under this Section 7, imposed on or paid by the Buyer, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Seller provided for in this Section 7(d) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by the Seller under the indemnity set forth in this Section 7(d) shall be paid within 30 days from the date on which the Buyer makes written demand therefor.

        (e)   As soon as practicable after the date of any payment of Taxes or Other Taxes by the Seller to the relevant Governmental Authority, the Seller will deliver to the Buyer the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

        (f)    Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 7 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 7 shall require the Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

        (g)   Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes, to treat the Transaction as indebtedness of the Seller that is secured by the Purchased MH Loans and the Purchased MH Loans as owned by the Seller for federal income tax purposes in the absence of a Default by the Seller. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

        (h)   Any Buyer, including any participant, assignee, or successor (each such participant, assignee, or successor, a "Transferee"), that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include Incorporated," "Inc.," "Corporation," "Corp.," "P.C.," "insurance company," or "assurance company" (a "Non-Exempt Buyer") shall deliver or cause to be delivered to the Seller the following properly completed and duly executed documents:

          (1)   a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Buyer claims the benefits of a tax treaty with the United States providing for a reduced or zero rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

          (2)   in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a certificate substantially in the form of Exhibit XI (a "Section 7 Certificate") or (y) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto); or

          (3)   in the case of a Non-Exempt Buyer that is organized under the laws of the United States, any State thereof, or the District of Columbia, (x) a complete and executed Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments or (y) if such Non-Exempt Buyer is disregarded for federal income tax purposes, the documents that would be required by clause (1), (2), (3), (4) or (5) with respect to its beneficial owner if such beneficial owner were the Buyer; or

          (4)   in the case of a Non-Exempt Buyer that (i) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (ii) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 7 Certificate; or

          (5)   in the case of a Non-Exempt Buyer that (A) is treated as a partnership or other non-corporate entity, or is disregarded for U.S. federal income tax purposes and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed Internal Revenue Service Form W-8IMY (including all required documents and attachments) and (ii) a Section 7 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, "beneficial owners"), the documents that would be required by clause (1), (2), (3), (4) or this clause (5) with respect to each such beneficial owner if such beneficial owner were the Buyer, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (5) are otherwise determined to be unnecessary, all such determinations under this clause (5) to be made in the sole discretion of the Seller.

        If the forms referred to above in this Section 7(h) that are provided by a Buyer at the time such Buyer first becomes a party to this Repurchase Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than Excluded Taxes and shall not qualify as Non-Excluded Taxes unless and until such Buyer provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.

        (i)    For any period with respect to which any Buyer has failed to provide Seller with the appropriate form, certificate or other document described in subsection (h) of this Section 7 (other than (i) if such failure is due to a change in any law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under subsection (h) of this Section 7 or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Buyer to deliver such form, certificate or other document), such Buyer shall not be entitled to payment or indemnification under subsection (a) or (c) of this Section 7 with respect to Non-Excluded Taxes by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps, at the sole expense of the Buyer, as such Buyer shall reasonably request to assist such Buyer in recovering such Non-Excluded Taxes.

        (j)    Each Buyer hereby agrees that, upon the occurrence of any circumstances entitling such Buyer to additional amounts pursuant to this Section 7, such Buyer shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Seller, to designate a different applicable lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of such Buyer, legally inadvisable or commercially or otherwise disadvantageous to such Buyer in any respect.

SECTION 8. SECURITY INTEREST

        Although the parties intend that all Transactions hereunder be sales and purchases (other than for accounting and tax purposes) and not loans, in the event any such Transactions are deemed to be loans, the Seller hereby pledges to Buyer as security for the performance by the Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased MH Loans, the Records, and all Seller's rights under the Servicing Agreement related to the Purchased MH Loans, (which, without limitation, includes the loans listed on the Loan Schedule and Appendix I to the Confirmation and that is delivered to the Buyer as of each Purchase Date and all promissory notes or chattel paper evidencing such loans) any Property relating to any Purchased MH Loan, any Takeout Commitments relating to any Purchased MH Loan, Seller's rights under all insurance policies and insurance proceeds relating to any Purchased MH Loan, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance, any Income relating to any Purchased MH Loan, the Collection Account, Seller's rights under any Interest Rate Protection Agreement relating to any Purchased MH Loan, Seller's rights under any MH Loan Transfer Agreement relating to any Purchased MH Loan and any other contract rights, accounts (including any interest of the Seller in escrow accounts) payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the forgoing relates to any Purchased MH Loan and any other assets relating to the Purchased MH Loans or any interest in the Purchased MH Loans, any chattel paper owned by Seller arising now or in the future with respect to a sale of a Manufactured Home by the Affiliate Guarantor (excluding any chattel paper arising from the sale of a Manufactured Home in respect of which (i) the related Loan has been repaid, (ii) the Buyer has released its Lien under the Loan and Security Agreement or (iii) the Buyer did not advance a Loan against the Manufactured Home under the related Loan and Security

Agreement), all collateral of the Seller under any other secured debt facility between Seller or Seller's Affiliates on the one hand and the Buyer or the Buyer's Affiliates on the other (excluding any credit facility in which a non-Affiliate of Buyer is also a creditor) and any proceeds (including the related securitization proceeds) and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Loan Schedule and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created, and wherever located (collectively, the "Repurchase Assets"). Notwithstanding the foregoing, the Buyer shall be solely responsible for obtaining any agreements or consents from any of Buyer's Affiliates in connection with the grant of security interest set forth herein.

        The Seller hereby authorizes the Buyer to file such financing statement or statements relating to the Repurchase Assets as the Buyer in any filing jurisdiction and filing office which, at its option, it may deem appropriate. Such financing statement may describe the collateral in the same manner indicated in this Section 8 or in any other manner as Buyer may deem advisable, including using overbroad collateral descriptions or Uniform Commercial Code categories. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8. Upon termination of this Repurchase Agreement and payment by the Seller of the Repurchase Price and all other amounts due hereunder to the Buyer of all Obligations and the performance of all obligations under the Repurchase Documents the Buyer shall release its security interest in any remaining Repurchase Assets.

SECTION 9. PAYMENT, TRANSFER AND CUSTODY

        (a)   Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: MLMCI, Account No. 00812914, for the account of MLMCI Matchbook, Bankers Trust, N.Y., ABA# 021 001 033, not later than 5:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). The Seller acknowledges that it has no rights of withdrawal from the foregoing account.

        (b)   On the Purchase Date for each Transaction, ownership of the Purchased MH Loans shall be transferred to the Buyer or its designee against the simultaneous transfer of the Purchase Price pursuant to the Disbursement Agreement or to the following account of the Seller (or as otherwise directed by the Seller): Account No. 193343777, for the account of Bank One, NA, ABA No. 102001017, Attn: Darren Parmenter. With respect to the Purchased MH Loans being sold by a Seller on a Purchase Date, the Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Repurchase Agreement, all the right, title and interest of the Seller in and to the Purchased MH Loans together with all right, title and interest in and to the proceeds of any related Repurchase Assets.

        (c)   In connection with such sale, transfer, conveyance and assignment, on or prior to each Purchase Date, the Seller shall deliver or cause to be delivered and released to Buyer or its designee the Loan File for the related Purchased MH Loans.

SECTION 10. HYPOTHECATION OR PLEDGE OF PURCHASED MH LOAN

        Title to all Purchased MH Loans and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased MH Loans. Nothing in this Repurchase Agreement shall preclude the Buyer from engaging in repurchase transactions with the Purchased MH Loans or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased MH Loans; provided, that no such transaction shall relieve Buyer of its obligations to transfer Purchased MH Loans to the Seller pursuant to Section 3(d) hereof. Nothing contained in this Repurchase

Agreement shall obligate the Buyer to segregate any Purchased MH Loans delivered to the Buyer by the Seller.

SECTION 11. REPRESENTATIONS

        (1)   The Seller represents and warrants to the Buyer that as of the Purchase Date for any Purchased MH Loans by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder:

        (a)    Acting as Principal.    The Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

        (b)    No Broker.    The Seller has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased MH Loans pursuant to this Repurchase Agreement, other than the brokers engaged in the sale of Manufactured Homes, payment of which fees is the sole responsibility of the Seller.

        (c)    Financial Statements.    The Seller has heretofore furnished to the Buyer a copy of the Parent Guarantor's (a) consolidated balance sheet and the consolidated balance sheets of Parent Guarantor's consolidated Subsidiaries for the fiscal year ended December 31, 2002 and the related consolidated statements of income and retained earnings and of cash flows for the Parent Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Pricewaterhousecoopers, LLC and (b) consolidated balance sheet and the consolidated balance sheets of Parent Guarantor's consolidated Subsidiaries for the quarterly fiscal period(s) of the Parent Guarantor ended March 31, 2003, June 30, 2003 and September 30, 2003 and the related consolidated statements of income and retained earnings and of cash flows for the Parent Guarantor and its consolidated Subsidiaries for such quarterly fiscal period(s), setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Parent Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2002, there has been no material adverse change in the consolidated business, operations or financial condition of the Parent Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is the Parent Guarantor aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. The Parent Guarantor does not have, on the date of the statements delivered pursuant to this section (the "Statement Date"), any liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Parent Guarantor except as heretofore disclosed to the Buyer in writing.

        (d)    Organization, Etc.

            (i)  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

           (ii)  The Parent Guarantor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and the Affiliate Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Guarantor (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

        (e)    Authorization, Compliance, Etc.    The execution and delivery of, and the performance by the Seller and each Guarantor of their respective obligations under, the Repurchase Documents to which they are a party (a) are within the Seller's and each Guarantor's powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which the Seller, each Guarantor or any of their respective Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Repurchase Document, result in the creation or imposition of any Lien upon any of the property or assets of the Seller, any Guarantor or any of their respective Subsidiaries pursuant to, any such indenture, agreement, document or instrument. The Seller and each Guarantor are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Repurchase Documents to which they are a party.

        (f)    Litigation.    There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Parent Guarantor or any of its Subsidiaries or affecting any of the Repurchase Assets or any of the other properties of the Parent Guarantor before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Repurchase Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $10,000,000, (iii) individually or in the aggregate, if adversely determined, would have a Material Adverse Effect, or (iv) requires filing with the SEC in accordance with its regulations, or if so required, such filing has been made.

        (g)    Purchased MH Loans.

            (i)  The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased MH Loan to any other Person, and immediately prior to the sale of such MH Loan to the Buyer, the Seller was the sole owner of such Purchased MH Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to the Buyer hereunder.

           (ii)  The provisions of this Repurchase Agreement are effective to either constitute a sale of Repurchase Assets to the Buyer or to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Repurchase Assets.

        (h)    Chief Executive Office/Jurisdiction of Organization.    On the Effective Date, the Seller's chief executive office is, and has been, located at 600 Grant Street, Suite 900, Denver, CO 80203. The Seller's jurisdiction of organization is Delaware.

        (i)    Location of Books and Records.    The location where the Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets is its chief executive office.

        (j)    Filing and Payment of Taxes.    The Seller, each Guarantor and their respective Subsidiaries have filed on a timely basis all U.S. federal, state and local income tax returns, franchise tax returns and other material information returns, reports and any other information statements or schedules that are required to be filed by or in respect of them and have paid all material taxes due pursuant to such returns, reports or other information statements or schedules or pursuant to any assessment received by them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Seller, each Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Seller and each Guarantor, adequate.

        (k)    Enforceability.    This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Seller and each Guarantor in connection herewith are legal, valid and binding obligations of the Seller and each Guarantor and are enforceable against the Seller and each Guarantor in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

        (l)    Ability to Perform.    The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents to which it is a party on its part to be performed

        (m)    Material Adverse Effect.    Since December 31, 2002, there has been no development or event nor, to the Seller's knowledge, any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

        (n)    No Default.    No Default or Event of Default has occurred and is continuing.

        (o)    Underwriting Guidelines.    The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller.

        (p)    Adverse Selection.    The Seller has not selected the Purchased MH Loans with the intent of adversely affecting Buyer's interests.

        (q)    Tangible Net Worth.    The Tangible Net Worth of the Seller is not less than (i) $1,000,000, on the initial Purchase Date; (ii) $3,000,000, on August 1, 2004 through September 30, 2004; and (iii) $5,000,000, on and after October 1, 2004.

        (r)    Indebtedness.    The Seller does not have any Indebtedness as of the date hereof, except as disclosed on Schedule 2 to this Repurchase Agreement.

        (s)    Accurate and Complete Disclosure.    The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller and each Guarantor to the Buyer in connection with the negotiation, preparation or delivery of this Repurchase Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, when taken as a whole, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Seller and each Guarantor to the Buyer in connection with this Repurchase Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. To the best knowledge of the Seller and each Guarantor, there is no fact known to the Seller nor any Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Buyer for use in connection with the transactions contemplated hereby or thereby.

        (t)    Margin Regulations.    The use of all funds acquired by the Seller under this Repurchase Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

        (u)    Investment Company.    Neither the Seller, any Guarantor nor any of their respective Subsidiaries are an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        (v)    Solvency.    As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is solvent and, after giving effect to the transactions contemplated by this Repurchase Agreement and the other Repurchase Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. The Seller does not intend to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of an insolvency, bankruptcy, liquidation, or consolidation proceeding or the appointment of a receiver, liquidator, conservator, trustee, or similar official in respect of itself or any of its property.

        (w)    ERISA.    Neither the Seller, any Guarantor, any Subsidiary nor any ERISA Affiliate thereof sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has the Seller, any Guarantor, any Subsidiary nor any ERISA Affiliate thereof sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six (6) years.

        (x)    Loan Schedule.    The information set forth in the related Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects, and Seller acknowledges that Buyer has not verified the accuracy of such information or data.

        (y)    No Reliance.    The Seller has made its own independent decisions to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

        (z)    Plan Assets.    Neither the Seller nor any Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased MH Loans are not "plan assets" within the meaning of 29 CFR §2510.3-101 in the Seller's or any Guarantor's hands.

SECTION 12. COVENANTS

        On and as of the date of this Repurchase Agreement and each Purchase Date and until this Repurchase Agreement is no longer in force with respect to any Transaction, the Seller covenants as follows:

        (a)    Preservation of Existence; Compliance with Law.    The Seller shall:

            (i)  Preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

           (ii)  Comply in all material respects with the requirements of all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all environmental laws);

          (iii)  Maintain all material licenses, permits or other approvals necessary for the Seller to conduct its business and to perform its obligations under the Repurchase Documents, and shall conduct its business in accordance with applicable law;

          (iv)  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

           (v)  Permit representatives of the Buyer, upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Buyer, subject to the provisions set forth in Section 27 hereof.

        (b)    Taxes, Etc.

            (i)  The Seller shall pay and discharge or cause to be paid and discharged, when due, or adequately reserve for the payment of, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Repurchase Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided.

           (ii)  The Seller shall file on a timely basis all U.S. federal, state and local income tax returns, franchise tax returns and other material information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay all material taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it.

        (c)    Notice of Proceedings or Adverse Change.    The Seller shall give notice to the Buyer immediately after a Responsible Officer of the Seller has any knowledge of:

            (i)  the occurrence of any Default or Event of Default or Termination Event;

           (ii)  any (a) default or event of default under any Indebtedness of the Seller or any Guarantor or (b) litigation, investigation, regulatory action or proceeding that is pending or threatened by or against the Seller or any Guarantor in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (c) any Material Adverse Effect;

          (iii)  any litigation or proceeding that is pending or threatened against (a) the Seller or any Guarantor in which the amount involved exceeds $5,000,000 and is not covered by insurance, in which injunctive or similar relief is sought, or which, would reasonably be expected to have a Material Adverse Effect and (b) any litigation or proceeding that is pending or threatened in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

          (iv)  and, as soon as reasonably possible, notice of any of the following events:

            (A)  a material change in the insurance coverage of the Seller or any Guarantor, with a copy of evidence of same attached;

            (B)  any material change in accounting policies or financial reporting practices of the Seller or any Guarantor;

            (C)  promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Repurchase Document) on, or claim asserted against, any of the Repurchase Assets; and

            (D)  any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect.

        (d)    Financial Reporting.    The Seller shall maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Buyer:

            (i)  Within ninety (90) days after the close of each fiscal year, Financial Statements, including a statement of income and changes in shareholders' equity of the REIT for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of an accounting firm as to said financial statements;

           (ii)  Within forty-five (45) days after the close of each of the REIT's first three fiscal quarters in each fiscal year unaudited balance sheets and income statements, for the period from the beginning of such fiscal quarter to the end of such fiscal quarter, subject, however, to year end adjustments;

          (iii)  Within thirty (30) days after the end of each calendar month, the unaudited balance sheets of the Seller as at the end of such period and the related unaudited consolidated balance sheet and statements of income for the Seller for such period and the portion of the fiscal year through the end of such period, subject, however, to year end adjustments;

          (iv)  Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (ii) above, or monthly upon Buyer's request, a certificate in the form of Exhibit VIII hereto and certified by an executive officer of the Seller;

           (v)  Notice of the availability of any of Seller's and the REIT's material SEC filings (other than any of Seller's and the REIT's 10 Ks and 10 Qs) within three (3) Business Days of such filings becoming publicly available; and

          (vi)  Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of the Seller as the Buyer may reasonably request.

        (e)    Visitation and Inspection Rights.    Subject to the provisions of Section 27, the Seller shall permit the Buyer to inspect, and to discuss with the Seller's officers, agents and auditors, the affairs, finances, and accounts of the Seller, the Repurchase Assets, and the Seller's books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of the Seller to discuss with its officers, its affairs, finances, and accounts.

        (f)    Reimbursement of Expenses.    On the date of execution of this Repurchase Agreement, the Seller shall reimburse the Buyer for all reasonable out-of-pocket expenses incurred by the Buyer on or prior to such date. From and after such date, the Seller shall promptly reimburse the Buyer for all reasonable out-of-pocket expenses as the same are incurred by the Buyer and within thirty (30) days of the receipt of invoices therefor.

        (g)    Further Assurances.    The Seller shall execute and deliver to the Buyer all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Buyer may reasonably request, in order to effectuate the transactions contemplated by this Repurchase Agreement and the Repurchase Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby. The Seller shall do all things necessary to preserve the Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations, and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Document and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

        (h)    True and Correct Information.    All information, reports, exhibits, schedules, financial statements or certificates of Seller, each Guarantor or any of their respective Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer's diligence of the Seller and each Guarantor are and will be true and complete in all material respects and do not omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements of the Seller or any Guarantor delivered by the Seller to the Buyer pursuant to this Repurchase Agreement shall be prepared in accordance with GAAP, or if applicable, to SEC filings, the appropriate SEC accounting requirements.

        (i)    ERISA Events.

            (i)  Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $10,000,000 the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

           (ii)  Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate thereof of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $10,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $10,000,000, and all communications received by the Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

        (j)    Financial Condition Covenants.

          (i)    Maintenance of Tangible Net Worth.    (A) Seller shall maintain a Tangible Net Worth of not less than (i) $1,000,000, on the initial Purchase Date; (ii) $3,000,000, on August 1, 2004 through September 30, 2004; and (iii) $5,000,000, on and after October 1, 2004; and (B) Seller shall maintain a Tangible Net Worth at the end of any calendar quarter of not less than 80% of its Tangible Net Worth at the beginning of the preceding calendar quarter. For example, Seller shall maintain a Tangible Net Worth on June 30 of not less than 80% of its Tangible Net Worth on January 1st.

          (ii)    Maintenance of Ratio of Indebtedness to Tangible Net Worth.    The Seller shall maintain the ratio of Indebtedness to Tangible Net Worth no greater than 4:1. For purposes of this clause (ii) only, Indebtedness shall not include Indebtedness of others Guaranteed by the Seller.

          (iii)    Maintenance of Liquidity.    The Seller shall ensure that, as of the end of each calendar month, it has Cash Equivalents in an amount not less than $1,000,000.

        (k)    Hedging.    If requested by the Buyer in writing, the Seller shall have entered into Interest Rate Protection Agreements, in an amount in accordance with the Buyer's written request, with Buyer or any Affiliate, having terms with respect to protection against fluctuations in interest rates reasonably acceptable to the Buyer.

        (l)    No Adverse Selection.    The Seller shall not select Eligible MH Loans to be sold to Buyer as Purchased MH Loans using any type of adverse selection or other selection criteria which is intended to adversely affect the Buyer.

        (m)    Loan Schedule.    On the Friday of each calendar week (or if such date is not a Business Day, the next Business Day), or with such greater frequency as requested by Buyer, the Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer, a Loan Schedule as outlined in Exhibit V. The Seller shall not cause the Purchased MH Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to the Servicer with the execution of this Repurchase Agreement.

        (n)    Insurance.    The Seller shall continue to maintain Fidelity Insurance in an aggregate amount at least equal to $3,000,000. The Seller shall maintain a fidelity bond in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy.

        (o)    Books and Records.    The Seller shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

        (p)    Security Interest.    The Seller shall do all things necessary to be done by it to preserve the Repurchase Assets so that they remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repurchase Assets to comply with all applicable rules, regulations and other laws. The Seller will not allow any default for which the Seller is responsible to occur under any Repurchase Assets or any Repurchase Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Repurchase Assets or the Repurchase Documents.

        (q)    Illegal Activities.    The Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

        (r)    Material Change in Business.    The Seller and each Guarantor shall not make any material change in the nature of its business as carried on at the date hereof.

        (s)    Limitation on Dividends and Distributions.    The Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Seller, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Seller, either directly or indirectly, whether in cash or property or in obligations of the Seller or any of the Seller's consolidated Subsidiaries at any time following the occurrence and during the continuation of an Event of Default, except that, following the occurrence and during the continuation of an Event of Default, the Seller may make distributions in cash or other property but only to the extent of the REIT's distributable share of the Seller's net taxable income and gain (as determined for federal income tax purposes) with respect to such taxable year, and only to the extent reasonably necessary for the REIT to satisfy its REIT Distribution Requirement with respect to such taxable year.

        (t)    Disposition of Assets; Liens.    The Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Repurchase Agreement; nor shall the Seller cause any of the Purchased MH Loans to be sold, pledged, assigned or transferred, provided, however this clause (t) will cease to be effective upon any Repurchase of MH Loans by Seller from Buyer in respect of MH Loans so repurchased.

        (u)    Transactions with Affiliates.    The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Repurchase Agreement, (b) in the ordinary course of the Seller's business and (c) upon fair and reasonable terms no less favorable to the Seller, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

        (v)    ERISA Matters.

            (i)  The Seller shall not permit any event or condition which is described in any of clauses (i) through (vii) of the definition of "Event of Termination" to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $2,500,000.

           (ii)  The Seller shall not be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and (b) the Seller shall not use "plan assets" within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or the Transactions hereunder.

        (w)    Consolidations, Mergers and Sales of Assets.    The Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if the Seller is the Person surviving such merger.

        (x)    Loan Reports.    The Seller will furnish to Buyer monthly electronic MH Loan performance data, including, without limitation, delinquency reports, pool analytic reports and static pool reports (i.e., delinquency, foreclosure and net charge-off reports) and monthly stratification reports summarizing the characteristics of the MH Loans, as per the data requirements outlined in Exhibit V hereof.

        (y)    Guarantees.    The Seller shall not create, incur, assume or suffer to exist any Guarantees, other than (i) the Revolving Credit Facility Obligations not in excess of $125,000,000; (ii) to the extent reflected in the Seller's financial statements or notes thereto and (iii) to the extent the aggregate Guarantees of the Seller (other than those incurred pursuant to clause (i) above) do not exceed $5,000,000.

        (z)    Underwriting Guidelines.    Without the prior written consent of Buyer, the Underwriting Guidelines shall not be materially amended or modified. In the event that the Underwriting Guidelines are materially amended or modified, the Seller shall notify the Buyer in writing or via e-mail of such material amendment or modification and the Buyer must notify the Seller in writing or via e-mail that it accepts or rejects such material amendment or modification. Without limiting the foregoing, in the event that any amendment or modification is made to the Underwriting Guidelines, the Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

        (aa)    Underwriting Analysis.    The Seller will furnish to Buyer, upon Buyer's request, within five (5) Business Days following such request, the Parent Guarantor's Underwriting Analysis.

        (bb)    Chief Executive Office; Jurisdiction of Organization.    Seller shall not move its chief executive office from the address referred to in Section 11(h) or change its jurisdiction of organization referred to in Section 11(h) unless it shall have provided Buyer thirty (30) days' prior written notice of such change.

        (cc)    Origination.    As soon as is reasonably practical, but in no event later than eighteen (18) months from the date hereof, the Seller will become licensed to originate MH Loans in each state where they acquire MH Paper.

SECTION 13. EVENTS OF DEFAULT

        Section 13.01    Events of Default.    If any of the following events (each an "Event of Default") occur, the Seller and Buyer shall have the rights set forth in Section 14 hereof, as applicable:

        (a)   the Seller or any Guarantor shall default in the payment of (i) any amount payable by it hereunder or under any other Repurchase Document, (ii) Expenses, in the case of this clause (ii) within five (5) Business Days after the same becomes due and payable, or (iii) any other Obligations, when the same shall become due and payable, whether at the due date thereof, or by acceleration or otherwise; or

        (b)   the failure of the Seller to observe or perform its obligations pursuant to Section 12(x) hereof and such failure to observe or perform shall continue unremedied for a period of three (3) Business Days; or

        (c)   the failure of the Seller to perform, comply with or observe any term, covenant or agreement applicable to the Seller contained in Sections 12(a)(i), (h), (j), (r), (s), (t), (u), (v), (w), (y), (z), or (aa); or

        (d)   any representation, warranty or certification made herein or in any other Repurchase Document by the Seller or any Guarantor or any certificate furnished to the Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased MH Loans furnished in writing by on behalf of the Seller or any Guarantor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value of the Purchased MH Loans; unless (i) the Seller or any Guarantor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined in good faith by the Buyer in its sole discretion to be materially false or misleading on a regular basis); or

        (e)   the Seller or any Guarantor shall fail to observe or perform any other covenant or agreement contained in this Repurchase Agreement (and not identified in clause (b) of Section 13.01) or any other Repurchase Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days; or

        (f)    a judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Parent Guarantor or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the Parent Guarantor or any such Affiliate shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; provided, however, that any such judgment or judgments shall not give rise to an Event of Default under this Section 13(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the Parent Guarantor or Affiliate in respect of such judgment or judgments and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least "A" by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or judgments; or

        (g)   any "event of default" or any other default which permits a demand for, or requires, the early repayment of obligations due by the Seller, any Guarantor or their respective Affiliates under (i) the Loan and Security Agreement; (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness (other than any Structured Securities Debt) of the Seller, any Guarantor or any respective Affiliate, as applicable, to which the Buyer or any Affiliate is a party (excluding from this clause (ii) any Indebtedness in which a non-Affiliate of the Buyer is also a lender); or (iii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Seller, any Guarantor or any respective Affiliate (other than any Structured Securities Debt), for $15,000,000 or more in the aggregate; or

        (h)   either the Parent Guaranty or the Affiliate Guaranty shall cease to be, or any Guarantor shall assert that the Parent Guaranty or the Affiliate Guaranty, as applicable, is not, in full force and effect or any Guarantor shall fail to comply with any of their respective obligations thereunder; or

        (i)    a material breach or material default by any Guarantor of any of the representations, warranties or covenants or obligations set forth in the Parent Guaranty or the Affiliate Guaranty, as applicable, or any other Repurchase Document to which it is a party and the time period, if any, for curing such default after notice thereof shall have lapsed; or

        (j)    an Event of Insolvency shall have occurred with respect to the Seller or any Guarantor; or

        (k)   for any reason, this Repurchase Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder; or

        (l)    a Material Adverse Effect of the Seller or any Guarantor shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer's sole good faith discretion, constitutes a material impairment of the Seller's or any Guarantor's ability to perform its obligations under this Repurchase Agreement or any other Repurchase Document; or

        (m)  (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan of Seller or any Guarantor, (ii) any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller, any Guarantor or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan of Seller or any Guarantor, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan of Seller or any Guarantor shall terminate for purposes of Title IV of ERISA, (v) the Seller, any Guarantor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan of Seller or any Guarantor; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

        (n)   Any Guarantor's or Seller's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of any Guarantor or Seller as a "going concern" or a reference of similar import; or

        (o)   Servicer is no longer Seller's sole vendor for the underwriting, closing and servicing of its MH Loans unless otherwise consented to in writing by Buyer.

        Section 13.02    Termination Event.    (a) If the following event (a "Termination Event") occurs, the Buyer shall have the rights set forth in Section 13.02(b):

            (i)  the senior debt obligations or short-term debt obligations of Merrill Lynch & Co., Inc. shall be rated below the four highest generic grades (without regard to any pluses and minuses reflecting gradations within such generic grades) by any nationally recognized statistical rating organization.

           (ii)  A Change in Control shall have occurred.

        (b)   Upon the occurrence of a Termination Event, the Buyer shall have the right, in its sole discretion, to immediately terminate the Buyer's obligation to enter into any additional Transactions. The Seller shall repurchase any Purchased MH Loans subject to a Transaction hereunder within ninety (90) days following receipt of a request therefor from Buyer following the occurrence of a Termination Event.

SECTION 14. REMEDIES

        The Buyer will exercise all of the following remedies in accordance with this Repurchase Agreement and applicable law, including without limitation, any applicable standards of care:

        (a)   If an Event of Default occurs, the following rights and remedies are available to the Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

            (i)  At the option of the Buyer, exercised by notice to the Seller via e-mail (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Insolvency of the Seller or any Guarantor), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed to occur immediately. The Buyer shall (except upon the occurrence of an Event of Insolvency of the Seller or any Guarantor) give notice to the Seller of the exercise of such option as promptly as practicable.

           (ii)  If the Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

            (A)  the Seller's obligations in such Transactions to repurchase all Purchased MH Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable; (2) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by the Seller hereunder; and (3) any remaining amounts shall be remitted to the Seller;

            (B)  to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased MH Loans applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

            (C)  all Income actually received by the Buyer pursuant to Section 5 (excluding any Late Payment Fees accrued to but excluding the Repurchase Date paid pursuant to Section 5(a)) shall be applied to the aggregate unpaid Repurchase Price owed by the Seller.

          (iii)  Upon the occurrence and continuance of one or more Events of Default, the Buyer shall have the right to obtain physical possession of all files of the Seller relating to the Purchased MH Loans and the Repurchase Assets and all documents relating to the Purchased MH Loans which are then or may thereafter come in to the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to the Buyer such assignments as the Buyer shall request. The Buyer shall be entitled to specific performance of all agreements of the Seller contained in the Repurchase Documents. The Buyer shall return any such files and materials if and to the extent an Event of Default no longer exists (but subject to Section 14(a)) causing Seller to take physical possession of the same files.

          (iv)  At any time on the Business Day following notice to the Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event the Seller has not repurchased all Purchased MH Loans, the Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Buyer may deem satisfactory any or all Purchased MH Loans and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased MH Loans, to give the Seller credit for such Purchased MH Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased MH Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder. The proceeds of any disposition of Purchased MH Loans and the Repurchase Assets shall be applied first to the reasonable costs and expenses incurred by the Buyer in connection with the Seller's default; second to costs of cover and/or related hedging transactions; third to the Repurchase Price; fourth to any other outstanding obligation of the Seller to the Buyer or its Affiliates; and fifth, any remaining amounts to the Seller.

           (v)  The Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

          (vi)  The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

        (b)   Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence and continuance of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Repurchase Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

        (c)   Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

        (d)   To the extent permitted by applicable law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer's rights hereunder. Interest on any sum payable by the Seller to the Buyer under this paragraph 14(d) shall be at a rate equal to the Post-Default Rate.

SECTION 15. INDEMNIFICATION AND EXPENSES; RECOURSE

        (a)   The Seller agrees to hold the Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an "Indemnified Party") harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, excluding for purposes of this Section 15(a) such costs resulting from Taxes or Other Taxes as to which Section 7 shall govern (collectively, "Costs"), relating to or arising out of this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, provided, however, that the Seller shall not be liable for such Costs to the extent resulting from the Indemnified Party's gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased MH Loans relating to or arising out of any taxes incurred or assessed in connection with the ownership of the Purchased MH Loans, provided, however, that the Seller shall not be liable for such Costs to the extent resulting from the Indemnified Party's gross negligence or willful misconduct. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased MH Loan for any sum owing thereunder, or to enforce any provisions of any Purchased MH Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller provided, however, that the Seller shall not be liable for any such expense, loss or damage to the extent resulting from the Indemnified Party's gross negligence or willful misconduct. The Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party's costs and expenses incurred in connection with the enforcement or the preservation of the Buyer's rights under this Repurchase Agreement, any other Repurchase Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel, provided, however, that the Seller shall not be liable for such Costs to the extent resulting from the Indemnified Party's gross negligence or willful misconduct.

        (b)   The Seller agrees to pay within thirty (30) calendar days when billed by the Buyer all of the out-of-pocket costs and expenses incurred by the Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Repurchase Agreement, any other Repurchase Document or any other documents prepared in connection herewith or therewith regardless of whether all such documents are executed by the Buyer or Seller. The Seller agrees to pay thirty (30) calendar days when billed by the Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of counsel to the Buyer which amount shall be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Section 27 hereof, the Seller agrees to pay the Buyer all the reasonable out of pocket due diligence, inspection, testing and review costs and expenses incurred by the Buyer with respect to Purchased MH Loans submitted by the Seller for purchase under this Repurchase Agreement, including, but not limited to, those out of pocket costs and expenses incurred by the Buyer pursuant to Sections 15(b) and 27 hereof.

        (c)   The obligations of the Seller from time to time to pay the Repurchase Price, the Periodic Advance Repurchase Payments, and all other amounts due under this Repurchase Agreement shall be full recourse obligations of the Seller.

SECTION 16. SERVICING

        (a)   The Sellers, on Buyer's behalf, shall contract with Servicer to, or if a Seller is the Servicer, such Seller shall, service the MH Loans consistent with the degree of skill and care that such Seller customarily requires with respect to similar MH Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased MH Loans or any payment thereunder. Buyer may terminate the servicing of any Purchased MH Loan with the then existing servicer in accordance with Section 16(e) hereof.

        (b)   The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to any Purchased MH Loans and shall apply the same for the purposes for which such funds were collected.

        (c)   The Seller shall cause the Servicer to deposit all collections received by the Seller on account of the Purchased MH Loans in the Collection Account no less than once per week.

        (d)   The Sellers shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased MH Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer's interest in such Purchased MH Loans and the Servicer's agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased MH Loans and any related Income with respect thereto.

        (e)   Upon the occurrence and continuance of a Default or Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased MH Loans without payment of any penalty or termination fee. The Seller shall cooperate in transferring the servicing of the Purchased MH Loans to a successor servicer appointed by Buyer in its sole discretion.

        (f)    If the Seller should discover that, for any reason whatsoever, any entity responsible to the Seller by contract for managing or servicing any such Purchased MH Loan has failed to perform fully the Seller's obligations under the Repurchase Documents or any of the obligations of such entities with respect to the Purchased MH Loans in any material respect, the Seller shall promptly notify Buyer.

SECTION 17. SINGLE AGREEMENT

        Buyer and the Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and the Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transaction hereunder; (iii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iv) to promptly provide notice to the other after any such set off or application.

SECTION 18. SET-OFF

        (a)   In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right upon the occurrence and during the continuance of an Event of Default, without prior notice to the Seller, any such notice being expressly waived by the Seller to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Seller, any Guarantor or any respective Affiliate thereof. The Buyer agrees promptly to notify the Seller after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        (b)   Following an Event of Insolvency of the Buyer and a material breach by Buyer of its obligations under this Repurchase Agreement, without prior notice to the Buyer, any such notice being expressly waived by the Buyer to the extent permitted by applicable law, upon any amount becoming due and payable by the Buyer hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Seller to or for the credit or the account of the Buyer. The Seller agrees promptly to notify the Buyer after any such set-off and application made by the Seller; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 19. NOTICES AND OTHER COMMUNICATIONS

        Except as otherwise expressly permitted by this Repurchase Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Repurchase Agreement) and materials required to be delivered pursuant to Section 12(d) shall be given or made in an electronic medium in a format acceptable to Buyer by e-mail and delivered to the intended recipient at the "E-mail Address for Notices" specified below its name on the signature pages hereof or thereof); or, as to any party, at such other e-mail address as shall be designated by such party in an e-mail notice to each other party. Except as otherwise provided in this Repurchase Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when affirmatively confirmed by the Buyer in an e-mail notice to the Seller. The Seller acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

SECTION 20. ENTIRE AGREEMENT; SEVERABILITY

        This Repurchase Agreement, together with the Repurchase Documents, constitute the entire understanding between Buyer and the Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased MH Loans. By acceptance of this Repurchase Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Repurchase Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 21. NON-ASSIGNABILITY

        The rights and obligations of the parties under this Repurchase Agreement and under any Transaction shall not be assigned by the Seller without the prior written consent of Buyer. Subject to the foregoing, this Repurchase Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Repurchase Agreement express or implied, shall give to any Person, other than the parties to this Repurchase Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Repurchase Agreement. Prior to the occurrence of an Event of Default, Buyer may from time to time assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to (i) an Affiliate of the Buyer without the prior consent of the Seller provided, that such Affiliate (a) is 100% owned by the Buyer and (b) has shareholder equity of at least $50,000,000; or (ii) another Person with the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. Upon such assignment, (a) such assignee shall be a party hereto and to each Repurchase Document to the extent of the percentage or portion set forth in the assignment and acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Repurchase Documents. After the occurrence and continuance of an Event of Default, Buyer may assign all or a portion of its rights and obligations under this Repurchase Agreement and the Repurchase Documents to any Person without the prior consent of Seller. Unless otherwise stated in the assignment and acceptance, the Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

        Subject to acceptance and recording thereof pursuant to the following paragraph of this Section, from and after the effective date specified in each assignment and acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of Buyer under this Repurchase Agreement. Any assignment or transfer by Buyer of rights or obligations under this Repurchase Agreement that does not comply with this Section 21 shall be treated for purposes of this Repurchase Agreement as a sale by such Buyer of a participation in such rights and obligations in accordance with the following paragraph of this Section.

        The Seller shall maintain a register (the "Register") on which it will record the Buyer's rights hereunder, and each assignment and acceptance and participation; provided, however, that the Seller shall not be required to record any transfer on the Register of which it has not received notice, or does not have knowledge. The Register shall include the names and addresses of Buyers (including all assignees, successors and participants). Failure to make any such recordation, or any error in such recordation shall not affect the Seller's obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Repurchase Agreement or under any applicable law or governmental regulation or procedure.

        The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that (i) the Buyer's obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Seller shall continue to deal solely and directly with the Buyer in connection with the Buyer's rights and obligations under this Repurchase Agreement and the other Repurchase Documents. Notwithstanding the terms of Section 7, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 7 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

        The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Seller or any of its Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

        The Buyer may at any time create a security interest in all or any portion of its rights under this Repurchase Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Buyer from its obligations hereunder.

        In the event that the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto hereby agree to negotiate in good faith and use commercially reasonable efforts to enter into prior to such transfer an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 22. TERMINABILITY

        Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and the Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. Notwithstanding any such termination or the occurrence of an Event of Default, all of the representations and warranties and covenants hereunder shall continue and survive. The obligations of the Seller under Section 15 hereof shall survive the termination of this Repurchase Agreement.

SECTION 23. GOVERNING LAW

        THIS REPURCHASE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 24. SUBMISSION TO JURISDICTION; WAIVERS

        BUYER, AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (i)  SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS REPURCHASE AGREEMENT AND THE OTHER REPURCHASE DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

           (ii)  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

         (iii)  AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

          (iv)  AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

           (v)  THE BUYER, THE SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS REPURCHASE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 25. NO WAIVERS, ETC.

        No failure on the part of the Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Repurchase Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Repurchase Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

SECTION 26. NETTING

        If the Buyer and the Seller are "financial institutions" as now or hereinafter defined in Section 4402 of Title 12 of the United States Code ("Section 4402") and any rules or regulations promulgated thereunder,

        (a)   All amounts to be paid or advanced by one party to or on behalf of the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be "payment obligations" and all amounts to be received by or on behalf of one party from the other under this Repurchase Agreement or any Transaction hereunder shall be deemed to be "payment entitlements" within the meaning of Section 4402, and this Repurchase Agreement shall be deemed to be a "netting contract" as defined in Section 4402.

        (b)   The payment obligations and the payment entitlements of the parties hereto pursuant to this Repurchase Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the "Defaulting Party") shall fail to honor any payment obligation under this Repurchase Agreement or any Transaction hereunder, the other party (the "Nondefaulting Party") shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 27. DUE DILIGENCE

        The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the MH Loans and the Seller, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Seller agrees that upon reasonable prior notice unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Loan Files and any and all documents, records, agreements, instruments or information relating to such MH Loans in the possession or under the control of the Seller and/or the Custodian. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Loan Files and the MH Loans. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer may purchase MH Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Purchased MH Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the MH Loans purchased in a Transaction, including, without limitation, ordering broker's price opinions, new credit reports and new appraisals on the related mortgaged properties and otherwise re-generating the information used to originate such MH Loan. Buyer may underwrite such MH Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such MH Loans in the possession, or under the control, of the Seller. The Seller further agrees that the Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer's activities pursuant to this Section 27 ("Due Diligence Costs"); provided, that such Due Diligence Costs shall not exceed $50,000 per calendar year unless a Default or Event of Default shall have occurred, in which event Buyer shall have the right to perform due diligence, at the sole expense of Seller without regard to the dollar limitation set forth herein.

SECTION 28. NON-UTILIZATION FEE

        In the event that the sum of (i) the average daily Purchase Price for all Purchased MH Loans under this Repurchase Agreement and (ii) the aggregate outstanding Loans (as defined in the Loan and Security Agreement) under the Loan and Security Agreement, during such calendar quarter, is less than the applicable Non-Utilization Threshold, no later than the Payment Date following the end of such calendar quarter, Seller shall pay in immediately available funds to Buyer the Non-Utilization Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at an account designated by Buyer.

SECTION 29. COMMITMENT FEE

        The Sellers shall pay to Buyer in immediately available funds, due and owing on the date hereof (and upon each anniversary of the closing, if this agreement has not been terminated), the Commitment Fee. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

        In the event that an event set forth in Section 3(b)(ix) occurs, the Buyer shall refund to the Seller an amount equal to the most recently paid Commitment Fee prorated for the number of days remaining prior to the next anniversary date of this Repurchase Agreement.

SECTION 30. BUYER'S APPOINTMENT AS ATTORNEY-IN-FACT

        (a)   The Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in the Buyer's discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, and, without limiting the generality of the foregoing, the Seller hereby gives the Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

            (i)  in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Repurchase Assets whenever payable;

           (ii)  to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets;

          (iii)  (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Repurchase Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Repurchase Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer's option and the Seller's expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and the Buyer's Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as the Seller might do.

        (b)   The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

        (c)   The Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 14 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.

        (d)   The powers conferred on the Buyer hereunder are solely to protect the Buyer's interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 31. MISCELLANEOUS

        (a)    Counterparts.    This Repurchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

        (b)    Captions.    The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Repurchase Agreement.

        (c)    Acknowledgment.    The Seller hereby acknowledges that:

            (i)  it has been advised by counsel in the negotiation, execution and delivery of this Repurchase Agreement and the other Repurchase Documents;

           (ii)  the Buyer has no fiduciary relationship to the Seller; and

          (iii)  no joint venture exists between the Buyer and the Seller.

SECTION 32. CONFIDENTIALITY

        The Buyer and the Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Repurchase Documents or the Transactions contemplated thereby (the "Confidential Terms") shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, including securities laws, and subject to any public company disclosure requirements, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, or (iii) in the event of an Event of Default the Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased MH Loans or otherwise to enforce or exercise the Buyer's rights hereunder. The provisions set forth in this Section 32 shall survive the termination of this Repurchase Agreement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Repurchase Document, all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment; provided that Seller may not disclose the name of or identifying information with respect to Buyer or Agent or any pricing terms (including, without limitation, the Pricing Rate, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions to the taxpayer and that may be relevant to understanding such tax treatment and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

SECTION 33. INTENT

        (a)   The parties recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of MH Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        (b)   It is understood that either party's right to liquidate MH Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Paragraph 11 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

        (c)   The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

        (d)   It is understood that this Repurchase Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

SECTION 34. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

        The parties acknowledge that they have been advised that:

        (a)   in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission ("SEC") under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 ("SIPA") do not protect the other party with respect to any Transaction hereunder;

        (b)   in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

        (c)   in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 35. CONFLICTS

        In the event of any conflict between the terms of this Repurchase Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Repurchase Agreement shall prevail, and then the terms of the Repurchase Documents shall prevail.

SECTION 36. AUTHORIZATIONS

        Any of the persons whose signatures and titles appear on Exhibit X are authorized, acting singly, to act for Seller or Buyer, as the case may be, under this Repurchase Agreement.

SECTION 37. BUYER REPRESENTATIONS

        The Buyer represents and warrants to the Seller that:

        (a)   the Buyer (i) is a corporation, validly existing and in good standing under the laws of New York, (ii) has full power and authority to execute, deliver and perform its obligations under the Repurchase Documents.

        (b)   The execution and delivery of, and the performance by the Buyer of its obligations under the Repurchase Documents to which it is a party (i) have been duly authorized by all requisite action; and (ii) do not violate any provision of applicable law or its organizational documents.

        (c)   This Repurchase Agreement and all of the other Repurchase Documents executed and delivered by the Buyer in connection herewith are legal, valid and binding obligations of the Buyer and are enforceable against the Buyer in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (ii) general principles of equity.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have entered into this Repurchase Agreement as of the date set forth above.

BUYER:
MERRILL LYNCH MORTGAGE CAPITAL INC.
By:	/s/ JAMES B. CASON Name: James B. Cason Title: Vice President
E-mail Address for Notices:
4 World Financial Center 10th Floor New York New York 10080 jcason@exchange.ml.com Attention: James B. Cason Telecopier No.: (212) 449-3673 Telephone No.: (212) 449-1219
With a copy to:
4 World Financial Center 10th Floor New York New York 10080 jwinchester@exchange.ml.com Attention: John Winchester Telecopier No.: (212) 449-5182 Telephone No.: (212) 449-6710
SELLER:
ENSPIRE FINANCE, LLC
By:	/s/ SCOTT L. GESELL Name: Scott L. Gesell Title: Vice President
E-mail Address for Notices:
Peter K. Pak ARC Peter.Pak@arc-hs.com 600 Grant Street, Suite 900 Denver, CO 80203 Telecopier No.: (303) 294-9946 Telephone No: (303) 383-7572
With a Copy to:
Scott L. Gesell Executive Vice President and General Counsel Scottg@arc-hs.com 600 Grant Street, Suite 900 Denver, CO 80203 Telecopier No.: (303) 294-0085 Telephone No: (303) 383-7506

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES RE: MH LOANS

        The Seller represents and warrants to the Buyer, with respect to each MH Loan, that as of the Purchase Date for the purchase of any Purchased MH Loan, that is an MH Loan, by the Buyer from the Seller and as of the date of this Repurchase Agreement and any Transaction hereunder and at all times while the Repurchase Documents and any Transaction hereunder is in full force and effect. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to an MH Loan if and when the Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such MH Loan. With respect to those representations and warranties which are made to the best of the Seller's knowledge, if it is discovered by the Seller or the Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the Seller's lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

          (a)    Title to MH Loans.    The Seller has good title to and is the sole owner of record and holder of the MH Loan and the indebtedness evidenced thereby. The MH Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the MH Loans to the Buyer free and clear of any encumbrance, equity interest, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each MH Loan pursuant to this Repurchase Agreement, and following the sale of each MH Loan, the Buyer will own such MH Loan free and clear of any encumbrance, equity interest, participation interest, lien, pledge, charge, claim or security interest. The Seller has not sold, assigned or pledged the MH Loans to any person other than the Buyer.

          (b)    Delivery of Loan Documents.    The Loan File and any other documents required to be delivered for the MH Loan by the Seller under this Repurchase Agreement or the Custodial Agreement have been delivered to the Custodian. The Seller or the Servicer is in possession of a complete, true and accurate Loan File, except for such documents the originals of which have been delivered to the Custodian.

          (c)    Accuracy of the Loan Schedule.    The MH Loan is as described in the related Loan Schedule delivered by Seller to Buyer, and the information contained in the Loan Schedule is true and correct in all material respects as of the related Purchase Date.

          (d)    Payments.    No MH Loan is more than 59 days Delinquent.

          (e)    No Outstanding Charges.    All outstanding taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents previously due and owing had been paid. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid. The Seller has not advanced funds, or induced or solicited or knowingly received any advance of funds by a party other than the Obligor, directly or indirectly, for the payment of principal or interest required under the MH Loan.

          (f)    Original Terms Unmodified.    The terms of the MH Note, the MH Loan and the MH Contract have not been impaired, waived, altered or modified in any respect, except by a written instrument identified in the Loan File and which has been recorded, if necessary to protect the interests of the Buyer. The terms of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, if any, and its terms are reflected on the Loan Schedule. All costs, fees and expenses incurred in making, closing and perfecting the loan and/or security interest, as applicable, of the Loans have been paid. No Obligor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, if any, to the extent required by the policy, if any, and which assumption agreement is part of the Loan File.

          (g)    Absence of Defenses.    The MH Loan, MH Note and the MH Contract, are not subject to any right of rescission, set-off, counterclaim, or defense (including the defense of usury), based on the invalidity or unenforceability of the MH Loan, MH Note, and/or MH Contract, or on any conduct of Seller or any of its officers, employees, representatives, Affiliates or assignors in origination or servicing the MH Loan, nor will the operations of any of the terms of the MH Loan, the MH Note, or the MH Contract, or the exercise of any right thereunder, render the MH Loan, the MH Note, or the MH Contract, unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim, or defense with respect thereto. No such right of rescission, set-off, counterclaim or defense has been asserted to the Seller or has been asserted to any other person, and no Obligor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the MH Loan was originated and the Seller has not received notice that any Obligor is a debtor in any such proceeding. The making of the MH Loan did not violate any existing court order and was in compliance with any statutes, rules and regulations.

          (h)    Hazard Insurance.    Pursuant to the terms of: (i) the MH Loan, the MH Contract, the MH Note, the related Manufactured Home is insured by a Qualified Insurer against loss by fire and such other risks as are usually insured against in the broad form of extended coverage hazard insurance available from time to time. All such insurance policies (collectively, the "hazard insurance policy") meet the requirements of the current guidelines of the Federal Insurance Administration, and conform to Accepted Servicing Practices, and are a standard policy of insurance for the locale where the related Manufactured Home is located. The amount of the insurance is at least in the amount of the full insurable value of the related Manufactured Home on a replacement cost basis or the unpaid balance of the MH Loan, whichever is less. The hazard insurance policy names (and will name) the Obligor as the insured and contains a standard mortgagee loss payable clause in favor of Seller (or Seller's servicer) and its successors and assigns. The MH Note and/or the MH Contract obligates the Obligor thereunder to maintain the hazard insurance policy at the Obligor's cost and expense, and on the Obligor's failure to do so, authorizes the holder of the MH Note and/or the MH Contract to obtain and maintain such insurance at such Obligor's cost and expense, and to seek reimbursement therefor from the Obligor. The hazard insurance policy is the valid and binding obligation of the insurer. The hazard insurance policy is in full force and effect, and will be in full force and effect and inure to the benefit of Buyer upon the consummation of the transactions contemplated by this Repurchase Agreement. The Seller has not engaged in, nor have any originator or any subservicer engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsements provided for therein, or the validity and binding effect of either. In connection with the issuance of the hazard insurance policy, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity. No such unlawful items have been received, retained or realized by Seller.

          (i)    Compliance with Applicable Laws.    Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate closing procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Loan have been complied with, and such compliance is not affected by the holding of the MH Loans by the Custodian, on the Buyer's behalf, or the Buyer's ownership of the MH Loans, and the Seller shall maintain in its possession available for the Buyer's inspection, and shall deliver to the Buyer upon demand, evidence of compliance with all such requirements. The consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations.

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          (j)    No Satisfaction of MH Loan, MH Note or MH Contract.    Neither the MH Loan, the MH Note nor the MH Contract has been satisfied, canceled, subordinated or rescinded, in whole or in part, and the related Manufactured Home has not been released from the related lien, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Obligor of any action, if the Obligor's failure to perform such action would cause the MH Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Obligor.

          (k)    Location and Type of Property.    Each of the Manufactured Homes is located in the United States. Each Manufactured Home, securing MH Paper, is located in a manufactured housing community owned and managed by the Parent Guarantor or a Subsidiary thereof. No portion of the Manufactured Home is used for commercial purposes.

          (l)    Valid Lien.

            (A)  The MH Paper creates a valid, subsisting, enforceable and perfected first lien on the Manufactured Home securing such MH Paper.

            (B)  If any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the MH Loan established and created a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and Seller has full right to sell and assign the same to Buyer. The Property was not, as of the date of origination of the MH Loans, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien, subordinate to the lien of the MH Paper.

          (m)    Validity of Loan Documents.    The MH Note and/or MH Contract, and every other agreement, if any, executed and delivered by the Obligor in connection with the MH Loan, are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All prepayment charges with respect to the MH Loans are legal, valid and enforceable subject to applicable state law. All parties to the MH Note, the MH Loan and the MH Contract, and each other such related agreement had legal capacity to enter into the MH Loan and to execute and deliver the MH Note, the MH Loan and the MH Contract, and each other such related agreement, and the MH Note, the MH Loan and the MH Contract and each other such related agreement have been duly and properly executed by the respective Obligors. Seller has reviewed all of the documents constituting the Loan File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. The documents, instruments and agreements submitted for MH Loan underwriting were not falsified by any party and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud was committed by any party in connection with the origination, modification or amendment of the MH Loan.

          (n)    Full Disbursement of Proceeds.    The MH Loan has been closed and the proceeds of the MH Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement have been complied with. All costs, fees and expenses incurred in making or closing the MH Loan and the filing of Uniform Commercial Code financing statements were paid, and the Obligor is not entitled to any refund of any amounts paid or due under the MH Note or the MH Contract.

          (o)    Doing Business.    All parties which have had any interest (other than interests created by this transaction) in the MH Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state where the related

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  Manufactured Home is located, except where failure to comply with such licensing requirements will not adversely affect Buyer's interest in the MH Loan, all parties were (2)(a) organized under the laws of such a state, or (b) qualified to do business in such state, or (c) federal savings and loan associations, savings banks, or national banks having principal offices in such state, or (d) not doing business in such state, and (3) all parties had capacity to execute the MH Loans.

          (p)    No Defaults.    Other than delinquencies of less than 59 days, there is no default, breach, violation or event of acceleration existing under the MH Loan, the MH Note or the MH Contract, or related documents and no event which, with the passage of time or with notice and the expiration of any applicable grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

          (q)    No Mechanics' Liens.    There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Manufactured Home which are or may be liens prior to, or equal or coordinate with, the lien of the related MH Loan, MH Note or MH Contract.

          (r)    Payment Terms.    The related MH Note or MH Contract is payable in equal monthly or bi-monthly installments (other than the last payment) of principal and interest; and (ii) the MH Loan Interest Rate is fixed and the related MH Note or MH Contract is payable in equal monthly installments of principal and interest. Any interest required to be paid pursuant to state and local law has been or will be properly paid and credited.

          (s)    Customary Provisions.    Each MH Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the benefits of the security provided thereby, including by repossession.

          (t)    Occupancy of the Property.    All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Manufactured Home and with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities unless the failure of the originator to obtain said inspections, licenses and certificates would not affect the value of the Manufactured Home or affect the enforceability of the MH Loan, the MH Note or the MH Contract. If so indicated on the related Loan Schedule, at the time of origination of the MH Loans, the obligor was the primary resident of the related Manufactured Home.

          (u)    No Additional Collateral.    The MH Note and/or the MH Contract is not and has not been secured by any collateral except the security interest of any applicable security agreement or chattel mortgage referred to in the "Valid Lien" representation above.

          (v)    Due on Sale.    Each MH Contract, together with any such documents as may be required under applicable law, contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Manufactured Home is sold or transferred without the prior written consent of the mortgagee thereunder, at the option of the mortgagee.

          (w)    No Buydown Provisions; No Graduated Payments or Contingent Interests.    The MH Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Obligor or anyone on behalf of the Obligor, or paid by any source other than the Obligor, nor does it contain any other similar provisions currently in effect which may constitute a "buydown" provision. The MH Loan is not a graduated payment mortgage and the MH Loan does not have a shared appreciation or other contingent interest feature.

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          (x)    Collection Practices.    The origination, servicing and collection practices used by the Servicer and any prior servicers with respect to the MH Loans have been in accordance with Accepted Servicing Practices and are in all respects in compliance with all applicable laws and regulations.

          (y)    Soldier's and Sailor's Relief Act.    The related Obligor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Obligor under the Soldier's and Sailor's Civil Relief Act of 1940 or any comparable state or local law.

          (z)    Selection.    The MH Loans were not intentionally selected for inclusion under this Repurchase Agreement from among the Seller's loan portfolio on any basis which would have an adverse effect on the interests of Buyer.

          (aa)    Predatory Lending Regulations; High Cost Loans.    No MH Loan is a High Cost Loan.

          (bb)    Origination.    Each MH Loan was originated by a Qualified Originator. Each of the MH Loans was underwritten in accordance with the Underwriting Guidelines. Each MH Loan was originated in accordance with Section 3(a)(41)(A)(ii) of the Securities Exchange Act of 1934 by the Qualified Originator in accordance with the requirements of the Secretary of Housing and Urban Development as set forth in 24 CFR § 201.27 or by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a Federal or State authority, and was purchased by the Seller in the regular course of its business. The MH Note, MH Contract and all other documents contained in the Loan Files are on forms acceptable in the secondary market. The Seller has not made any representations to the Obligor that are inconsistent with the instruments used. The related Manufactured Home is a "manufactured home" within the meaning of 42 United States Code, Section 5402(6). At the origination of each Manufactured Home Contract, the Qualified Originator was approved for insurance by the Secretary of HUD pursuant to Section 2 of the National Housing Act.

          (cc)    Genuineness of Signatures.    Each of the documents in the Loan File is genuine and contains genuine signatures. Each document that the Buyer requires to be an original document is an original document. All certified copies of original documents are true copies and meet the applicable requirements and specifications of this Repurchase Agreement and any other written requirements that Buyer has reasonably made of the Seller.

          (dd)    Regarding the Obligor.    The Obligor is one or more natural persons.

          (ee)    Single Premium Credit Life Insurance.    None of the proceeds of any MH Loan were used to finance single-premium credit insurance policies.

          (ff)    Documents Delivered for Recordation.    The Seller shall have delivered to the Custodian the recorded original of any document required to be in the Loan File for which a certified copy has been delivered to the Custodian because the original document has been delivered to the applicable public recording office for recording within 150 days of its submission for recordation.

          (gg)    Lawful Assignment.    Neither the MH Contract nor the MH Note were originated in or are not subject to the laws of any jurisdiction whose laws would make the transfer of the MH Contract or the MH Note pursuant to this Repurchase Agreement unlawful or render the MH Contract or MH Note unenforceable.

          (hh)    One Original.    There is only one original executed MH Contract or MH Note, which MH Contract or MH Note will be delivered to the Custodian on or before the related Purchase Date.

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          (ii)    Not Real Estate.    With respect to each MH Contract, the related Manufactured Home is not considered or classified as part of the real estate on which it is located under the laws of the jurisdiction in which it is located.

          (jj)    Notation of Security Interest.    With respect to each MH Contract, if the related Manufactured Home is located in a state in which notation of a security interest on the title document is required or permitted to perfect such security interest, the title document shows, or if a new or replacement title document with respect to such Manufactured Home is being applied for such title document will be issued within 150 days and will show, the Qualified Originator as the holder of a first priority security interest in such Manufactured Home; if the related Manufactured Home is located in a state in which the filing of a financing statement under the Uniform Commercial Code is required to perfect a security interest in manufactured housing, such filings or recordings have been duly made and show the Qualified Originator as secured party and Seller as assignee.

          (kk)    Acceptable Investment.    The Seller has no knowledge of any circumstances or conditions with respect to the MH Contract, the MH Note, the Obligor or the Obligor's credit standing that can reasonably be expected to cause private institutional investors to regard the MH Loan as an unacceptable investment, cause the MH Loan to become delinquent, or adversely affect the value or marketability of the MH Loan.

          (ll)    No Denial of Insurance.    The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Buyer in any insurance policies applicable to the MH Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Buyer. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage.

          (mm)    Origination.    No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to an MH Loan has taken place on the part of any person including without limitation the Obligor, any appraiser, any builder or developer, or any other party involved in the origination of the MH Loan or, in the application of any insurance in relation to such MH Loan; no predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Obligor to repay and the extension of credit which has no apparent benefit to the Obligor, were employed in the origination of the MH Loan.

          (nn)    Georgia Fair Lending Act.    There is no MH Loan that was originated on or after October 1, 2002 and before March 7, 2003 which is secured by property located in the State of Georgia. There is no MH Loan that was originated on or after March 7, 2003 that is a "high cost home loan" as defined under the Georgia Fair Lending Act.

          (oo)    New York State Banking Law.    There is no MH Loan that (a) is secured by property located in the State of New York; (b) had an original principal balance of $300,000 or less, and (c) has an application date on or after April 1, 2003, the terms of which loan equal or exceed either the annual percentage rate or the points and fees threshold for "high-cost home loans," as defined in Section 6-L of the New York State Banking Law.

          (pp)    Fair Credit Reporting Act.    The Servicer, and any prior servicer, has in its capacity as servicer, for each Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Seller (three of the credit repositories), on a monthly basis.

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          (qq)    HUD Compliant.    Each Manufactured Home securing an MH Contract, complied at the time of origination by the Seller with all HUD Code specifications.

          (rr)    Retail Installment Sales Contract.    With respect to each MH Contract, such Contract creates a "purchase money security interest" (as defined in the Uniform Commercial Code) in favor of the Seller in the Manufactured Home covered thereby as security for payment of the outstanding principal balance of such retail installment sales contract.

          (ss)    Kickout Loans.    The MH Loan has not been rejected from, or previously financed under, any other securitization or financing vehicle of the Seller or its affiliates.

          (tt)    Origination Date.    The origination date is no earlier than thirty (30) days prior to the related Purchase Date.

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QuickLinks

MASTER REPURCHASE AGREEMENT Between: Merrill Lynch Mortgage Capital Inc., as Buyer and Enspire Finance, LLC, as Seller Dated as of February 18, 2004
TABLE OF CONTENTS
EXHIBITS
MASTER REPURCHASE AGREEMENT
  SCHEDULE 1
REPRESENTATIONS AND WARRANTIES RE: MH LOANS